UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

email: investor@amedisys.com

April 27, 2011

Dear Fellow Stockholder:

You are cordially invited to our 2011 Annual Meeting of Stockholders on Thursday, June 9, 2011 at 12:00 p.m., Central Daylight Savings Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. We look forward to updating you on new developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) accessing the Internet website specified on your proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided (which is postage prepaid if mailed in the United States) in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

We are proud of our accomplishments as a company: Our state-of-the-art advanced chronic care management programs and leading-edge technology enable us to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being one of the first in the industry to equip its clinicians with point-of-care laptop technology and its referring physicians with an Internet portal that enables real-time coordination of patient care. Amedisys also has the industry’s first-ever nationwide Care Transitions program. Amedisys Care Transitions is designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues through completion of the patient’s home health plan of care.

We believe that our continued focus on our vision, mission and strategy will bring even more opportunity for us and our stockholders:

Our Vision: To be the premier home health care company in the communities we serve.

Our Mission: To provide cost-efficient, quality health care services to the patients entrusted to our care.

Our Strategy: To offer low-cost, outcome-driven health care at home.

Sincerely,

William F. Borne
Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2011: The Proxy Statement and 2010 Annual Report to Stockholders are available at www.proxyvote.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 9, 2011
Time:	12:00 p.m., Central Daylight Savings Time
Place:	Amedisys, Inc. Corporate Headquarters 5959 S. Sherwood Forest Blvd. Baton Rouge, Louisiana 70816

Proposals:

1.	To elect the six director nominees identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2012 Annual Meeting of the Company’s stockholders or upon his successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011.

3.	To conduct an advisory (non-binding) vote regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay” vote).

4.	To conduct an advisory (non-binding) vote regarding the frequency of future stockholder say-on-pay votes.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Stockholders of record at the close of business on April 15, 2011 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 27, 2011

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

If you hold shares of common stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominee can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters. It is important that you provide voting instructions because, beginning last year, brokers, banks and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 9, 2011

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

AND THE ANNUAL MEETING

Q:	What is this document?

A:	This document is the Proxy Statement of Amedisys, Inc. that is being furnished to stockholders in connection with our Annual Meeting of stockholders to be held on Thursday, June 9, 2011 at 12:00 p.m. Central Daylight Savings Time (the “Meeting”). A proxy card is also being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 15, 2011, the record date for the Meeting. We are sending this Proxy Statement and a proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing this Proxy Statement and the accompanying proxy on or about April 27, 2011.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 15, 2011, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 29,473,967 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 15, 2011 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are four proposals to be considered and voted on at the Meeting:

(1)	To elect the six director nominees identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2012 Annual Meeting of Stockholders or upon his successor being elected and qualified;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011;

(3)	To conduct an advisory (non-binding) vote regarding the compensation paid to our Named Executive Officers (“say-on-pay” vote); and

(4)	To conduct an advisory (non-binding) vote regarding the frequency of future stockholder say-on-pay votes.

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What are my choices when voting on the election of the six director nominees identified in this Proxy Statement, and what vote is needed to elect directors to the Board of Directors?

A:	In regards to the vote on the election of the six director nominees identified in this Proxy Statement to serve until the 2012 Annual Meeting of Stockholders or upon his successor being elected and qualified, stockholders may:

•	vote in favor of all director nominees;

•	vote in favor of specific director nominees; and

•	vote against all director nominees.

Directors are elected by a plurality of the votes cast at the Meeting. As a result, the six directors receiving the highest number of “FOR” votes will be elected as directors. For additional information, please see the discussion beginning on page 9 of this Proxy Statement.

Q:	What are my choices when voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011, and what vote is needed to ratify their appointment?

A:	In regards to the vote on the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011. For additional information, please see the discussion beginning on page 18 of this Proxy Statement.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the compensation paid to the Company’s Named Executive Officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	In regards to the advisory proposal on the compensation paid to our Named Executive Officers, stockholders may:

•	vote in favor of the advisory say-on-pay proposal;

•	vote against the advisory say-on-pay proposal; or

•	abstain from voting on the advisory say-on-pay proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the say-on-pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions. For additional information, please see the discussion beginning on page 25 of this Proxy Statement.

Q:	What are my choices when voting on the advisory (non-binding) proposal on the frequency of future stockholder say-on pay-votes, and what vote is needed to approve the advisory vote on the frequency of future stockholder say-on-pay votes?

In regards to the advisory proposal on the frequency of future stockholder say-on-pay votes, stockholders may:

•	vote for holding the say-on-pay vote every year;

•	vote for holding the say-on-pay vote every two years;

•	vote for holding the say-on-pay vote every three years; or

•	abstain from voting on the advisory proposal.

The affirmative vote of a majority of the shares represented at the Meeting and entitled to vote is required to approve, on an advisory basis, the frequency of future stockholder say-on-pay votes. As an advisory vote, this proposal is not binding upon us. Our Board of Directors will consider the outcome of the vote when determining the frequency of holding future stockholder say-on-pay votes. While our Board of Directors is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board’s recommendation. For additional information, please see the discussion beginning on page 27 of this Proxy Statement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the six nominees to our Board of Directors identified in this Proxy Statement;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011;

•	“FOR” the proposal regarding an advisory vote on the compensation paid to our Named Executive Officers (“say-on-pay”); and

•	“EVERY YEAR” in connection with the proposal regarding an advisory vote on the frequency of future stockholder say-on-pay votes.

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2010 Annual Report to Stockholders is available for download free-of-charge at www.proxyvote.com.

Our Company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our Company is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our Company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

In addition, we make available on the Investor Relations subpage of our website (under the link “SEC Filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation, Nominating and Corporate Governance and Quality of Care Committees of our Board of Directors are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes?”

A:	On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted “FOR” or “AGAINST” the routine matter. For purposes of the Meeting, the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011 is considered a “routine” matter.

Under applicable stock exchange rules: (i) the election of directors, (ii) the advisory vote on the compensation of our Named Executive Officers (“say-on-pay”) and the (iii) advisory vote on the frequency of future stockholder say-on-pay votes are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the Meeting, if you hold your stock through a brokerage account, your brokerage firm may not vote your shares on your behalf on the election of directors, on the advisory vote on the compensation of our Named Executive Officers (“say-on-pay”) and on the advisory vote on the frequency of future stockholder say-on-pay votes without receiving instructions from you. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting on all matters up for consideration.

Q:	What if I abstain from voting?

You have the option to “ABSTAIN” from voting with respect to (i) the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011, (ii) the advisory vote on the compensation of our Named Executive Officers (“say-on-pay”) and (iii) the advisory vote on the frequency of future stockholder say-on-pay votes. Abstentions with respect to these proposals are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have the same effect as a vote against the proposal.

Q:	How will my shares be voted if I return my proxy card? What if I return my proxy card but do not provide voting instructions?

Our Board of Directors has named William F. Borne, our Chief Executive Officer and Chairman of the Board, and Michael D. Snow, our Chief Operating Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU SIGN AND RETURN YOUR PROXY CARE BUT GIVE NO DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS; “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011; “FOR” THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”); AND “EVERY YEAR” IN CONNECTION WITH THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER SAY-ON-PAY VOTES.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Solutions, Inc. (formerly ADP). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, please vote by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card or (iii) marking, signing and returning your proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the Meeting. If you are a stockholder of record, the method you use to vote will not limit your right to vote at the Meeting if you decide to attend in person. Written ballots will be passed out to any stockholder of record who wants to vote at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you by your broker, bank or other nominee, together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, bank or other nominee, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights and rights of appraisal are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your broker, bank or other nominee will send you directions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Solutions that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:

You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and regular employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Solutions, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results on a current report on Form 8-K that we expect to file with the SEC within four business days after the Meeting (a copy of which will be available on the “Investor Relations” subpage of our website, www.amedisys.com, under the link “SEC Filings”). If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this Proxy Statement or the Meeting, please contact our Director of Investor Relations, Kevin LeBlanc, at 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

Q:	What does it mean if I get more than one proxy form?

A:	You will receive a proxy form for each account that you have. Please vote proxies for all accounts to ensure that all your shares are voted. You may consolidate multiple accounts through our transfer agent, American Stock Transfer Shareholder Services, online at www.amstock.com or by calling (800) 937-5449.

Q:	Will a list of stockholders entitled to vote at the meeting be available?

A:	In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at our corporate headquarters on June 9, 2011, and will be accessible for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. at our corporate headquarters.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers:

Name	Age	Title
William F. Borne	53	Chief Executive Officer
Michael D. Snow	56	Chief Operating Officer
Dale E. Redman	63	Chief Financial Officer
T.A. “Tim” Barfield	47	Chief Development Officer
Jeffrey D. Jeter	39	Chief Compliance Officer
Michael O. Fleming, MD	60	Chief Medical Officer
David R. Bucey	53	General Counsel and Corporate Secretary

William F. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana and is the Chairman of the Alliance for Home Health Quality and Innovation. Additional information regarding Mr. Borne is provided below under “Proposal 1—Election of Directors—Nominees.”

Michael D. Snow joined our Company in February 2010 as our Chief Operating Officer. Beginning in July 2008 he served as Interim Chief Executive Officer and President (appointed permanent President and Chief Operating Officer in February 2009) of Wellmont Health System, an eight-hospital health care system with facilities in Tennessee and Virginia. Prior to his tenure at Wellmont, starting in June 2004, he served as Chief Operating Officer of HealthSouth Corporation, the nation’s largest provider of rehabilitative health care services. Mr. Snow’s experience includes eight years as President of Hospital Corporation of America’s (“HCA’s”) Gulf Coast Division, one of the largest operating divisions of HCA, with annual revenues in excess of $2 billion and more than 12,000 employees. HCA is one of the nation’s largest operators of health care and hospital systems. He has also served as President and CEO of Surgical Care Affiliates, one of the largest providers of ambulatory surgery centers in the country.

Dale E. Redman joined our Company in February 2007 as our Chief Financial Officer. Prior to February 2007, he served as Managing Director at Windward Capital Consulting, LLC, where he assisted businesses with capital structure issues and provided management consulting services in support of such companies’ growth strategies. Prior to April 1999, he was the Executive Vice President and Chief Financial Officer of United Companies Financial Corporation, which was a publicly-traded home mortgage and home equity lender based in Baton Rouge, Louisiana.

T.A. “Tim” Barfield joined our Company in January 2010 as our Chief Development Officer. Prior to joining Amedisys, from July 2009 he served as the Executive Counsel to Louisiana Governor Bobby Jindal, where he provided legal representation to the Governor and his staff, as well as served as an advisor on key policy, strategic, operational and transactional matters. Prior to the appointment, from January 2008, Mr. Barfield served as the Executive Director of the Louisiana Workforce Commission (formerly, the Louisiana Department of Labor). He previously served as President and Chief Operating Officer of The Shaw Group Inc. (“Shaw”), a provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. During his tenure with Shaw, Mr. Barfield also served as President of Shaw Environmental & Infrastructure, Inc., one of the country’s largest environmental and infrastructure engineering and construction companies; Senior Vice President of Special Projects overseeing mergers and acquisitions and other strategic transactions; and General Counsel. Mr. Barfield began his tenure with Shaw in 1994.

Jeffrey D. Jeter has served as our Chief Compliance Officer since March 2004. From April 2001 to March 2004, he served as our Vice President of Compliance/Corporate Counsel. Prior to joining our Company, he served as an Assistant Attorney General for the Louisiana Department of Justice beginning in 1996, where he prosecuted health care fraud and nursing home abuse.

Michael O. Fleming, MD joined our Company in September 2009 as our Chief Medical Officer and was appointed an executive officer in October 2009. Dr. Fleming began his medical career in private practice in the late 1970’s with a focus on family medicine. He retired from private practice in 2006, most recently in the position of founder and Managing Partner of Family Practice Associates of Shreveport (d/b/a The Family Doctors). Prior to joining our company in 2009, he provided consulting services to multiple organizations, including Amedisys. He has a Board Certification from the American Board of Family Medicine and has held multiple leadership positions with the American Academy of Family Physicians. He is also currently the Chairman of the Medical Care Advisory Counsel to the Secretary of the Louisiana Department of Health and Hospitals and President of the Louisiana Healthcare Quality Forum.

David R. Bucey joined our Company in June 2008 as our General Counsel and Corporate Secretary and was appointed an executive officer in October 2009. Prior to joining Amedisys, Mr. Bucey served as in-house counsel with The Coca-Cola Company in Atlanta, Georgia beginning in 1994, most recently in the positions of Senior Counsel of Mergers and Acquisitions and Senior Counsel of Transactions and Securities. Prior to his tenure at The Coca-Cola Company, he was a partner in Long, Aldridge & Norman, a major Atlanta law firm (now McKenna, Long & Aldridge).

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors, which has set the maximum number of directors at six persons and which has nominated the six persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named as official proxy holders in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at this Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Board Member Qualifications; Diversity

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. Specifically, as set forth in our Corporate Governance Guidelines, nominees for election to our Board of Directors should possess the highest personal and professional ethics, integrity and values. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must develop an understanding of our Company’s business and have a willingness to devote adequate time to carrying out their duties. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors. For each of the nominees to our Board of Directors, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise and regularly monitors the mix of skills, experience and background of our directors to assure that the Board has the necessary composition to effectively perform its oversight function. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate and regardless of whether such candidate is recommended by a stockholder, is considered on the basis of the criteria set forth above. The Nominating and Corporate Governance Committee typically evaluates each prospective candidate’s background and qualifications. In addition, one or more of the Committee members or the other Board members interviews each prospective candidate. After completing the evaluation, prospective candidates are recommended to the full Board by the Nominating and Corporate Governance Committee, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the Board in determining that the nominee should serve as a director appears below.

Director Nominees—Biographical Information

Name	Age	Served as a Director Since
William F. Borne	53	1982
Ronald A. LaBorde	54	1997
Jake L. Netterville	73	1997
David R. Pitts	71	1997
Peter Ricchiuti	53	1997
Donald A. Washburn	66	2004

William F. Borne. Mr. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana. Mr. Borne has received the following awards: Baton Rouge Business Report’s 1990’s Young Businessperson of the Year and 1990 Entrepreneur of the Year, Forbes magazine 2004 Entrepreneur of the Year, and 2004 Guardian Angel Award from the Caring Institute. In 2008, Mr. Borne was voted as Chairman of the Alliance for Home Health Quality and Innovation. In 2009, Mr. Borne was appointed to Louisiana State University’s E.J. Ourso College of Business Dean’s Advisory Council and inducted into the E.J. Ourso College of Business Hall of Distinction.

Director Qualifications:

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Extensive Knowledge of the Company’s Business—Mr. Borne founded our Company and has worked for our Company for over 25 years. He has a unique understanding of our business and operations and of the broader home health and hospice industries gained through his tenure as our Chairman and Chief Executive Officer.

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Leadership Experience—Mr. Borne’s leadership has resulted in Amedisys being listed in Inc. Magazine’s 1989 and 1990 lists of the country’s fastest growing companies; being listed on Investors Business Daily’s Top 100 list as the number one investment recommendation in 2004; ranked by Forbes magazine as fourth out of the Top 200 Small Companies in the U.S. in 2004; ranked twelfth out of the Top 200 Small Companies in the U.S. in 2005; ranked the fourth best stock of the decade by CNBC on MSN Money in 2005; ranked by Forbes magazine as fifty-fifth out of the Top 200 Small Companies in the U.S. in 2006; ranked by BusinessWeek online as twenty-fourth on its list of 100 Hot Growth Companies in 2006; ranked by Fortune magazine as seventh on its list of 100 Fastest-Growing Companies in 2006; ranked by BusinessWeek online as sixty-fifth on its list of 100 Hot Growth Companies in 2007; ranked by Forbes magazine as thirty-second out of the Top 200 Small Companies in the U.S. in 2007; named Outstanding Employer or Facility of the Year (other than hospital) by the Louisiana State Nurses Association Foundation in 2008; ranked by TheStreet.com as a top five fast-growth stock in 2008; ranked by Forbes magazine as eightieth on the List of 100 Fastest-Growing Companies and ninth on its list of Best Mid-Cap Stocks in America in 2009, and second on its list of 10 Best Stocks for 2010, published in December 2009.

Ronald A. LaBorde. Mr. LaBorde is Chief Executive Officer of HR Solutions, LLC, a private company that provides outsourced administration associated with human resources. Mr. LaBorde has served as the principal executive officer of HR Solutions, LLC since July 2008, first as its President from July 2008 to August 2010 and then as its Chief Executive Officer from September 2010 until present. Prior to July 2008, Mr. LaBorde managed personal investments, which included non-public operating companies, and provided management consulting services to various privately-held companies, including HR Solutions, LLC. From 1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business. Mr. LaBorde was appointed our Lead Director in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. LaBorde has been a member of our Board of Directors for over ten years.

•	Relevant Chief Executive Officer/President Experience—Mr. LaBorde is a former President and Chief Executive Officer of a publicly-traded company.

•	High Level of Financial Literacy—Mr. LaBorde has been designated as one of the “Audit Committee Financial Experts” on our Audit Committee.

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Netterville has been a member of our Board of Directors for over ten years.

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High Level of Financial Literacy—Mr. Netterville has been a certified public accountant for over 45 years and has been designated as one of our “Audit Committee Financial Experts” on our Audit Committee.

•	Relevant Governance Experience—Mr. Netterville served as Managing Partner of an accounting firm and currently serves as its Chairman.

David R. Pitts. Mr. Pitts has been President and Chief Executive Officer of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and Chief Executive Officer of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. He also serves as Chairman of the Board of Directors of Business First Bank of Louisiana, Chairman of the Board of Trustees of General Health Corporation and Chair Emeritus of the Church Pension Group in New York City, is a member of the North American Advisory Board of Sodexo and is the member-manager of Pitts Property Management, L.L.C. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is Chairman of the Compensation Committee of our Board of Directors. He also serves on the Board of Directors of Comprehensive Care Corporation, a publicly-traded corporation that provides managed care services in the behavioral health, substance abuse and psychotropic pharmacy management fields.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Pitts has been a member of our Board of Directors for over ten years.

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Extensive Knowledge of the Healthcare Industry—Mr. Pitts has over forty years experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools.

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Financial Literacy and Relevant Governance Experience—Mr. Pitts has chaired boards of various public and private business enterprises with extensive involvement in their strategic and financial decisions.

Peter Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986. Mr. Ricchiuti is Chairman of the Quality of Care Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Ricchiuti has been a member of our Board of Directors for over ten years.

•	Financial Literacy—Mr. Ricchiuti has been a professor of finance for almost 25 years. He served as the Assistant Treasurer of the State of Louisiana for almost six years.

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Experience in Academia—Mr. Ricchiuti has unique experience because of his lengthy career in academia and, in particular, his extensive exposure to the information and new concepts that develop and are studied in the business school environment.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on private company boards. He also is a retired Executive Vice President of Northwest Airlines, Inc. and was the Chairman and President-Northwest Cargo, Inc. Prior to joining Northwest Airlines, Inc., Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is Chairman of the Nominating and Corporate Governance Committee of our Board of Directors.

Director Qualifications:

•	Extensive Knowledge of the Company’s Business—Mr. Washburn has been a member of our Board of Directors for over seven years.

•	Public Company Board Experience—Mr. Washburn has outside board experience for over ten years on multiple public company boards of directors.

•	Relevant Executive / Leadership Experience—Mr. Washburn has extensive senior executive experience where he was responsible for developing and managing complex, worldwide business enterprises.

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Financial Literacy and Extensive Governance Experience—Mr. Washburn is an investor and retired top executive with experience (i) developing and monitoring corporate financial strategies, (ii) analyzing investment proposals and strategies and (iii) evaluating, planning and overseeing financial transactions and establishing and monitoring financial controls. His financial experience spans 30 years as a senior executive, investor and board member of large and small public and private corporations.

Certain Legal Proceedings

Mr. LaBorde was the President and Chief Executive Officer of Piccadilly Cafeterias, Inc. from 1995 until May 2003. In October 2003, subsequent to Mr. LaBorde’s departure, Piccadilly Cafeterias, Inc. filed for bankruptcy protection in the U.S. Bankruptcy Court for the Southern District of Florida. The final decree in this proceeding was issued in December 2009.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

William F. Borne has served as our Chief Executive Officer and Chairman of the Board since founding our Company in 1982. We believe this traditional leadership structure coupled with an independent Lead Director benefits our Company. We believe that our employees, referral sources, patients, suppliers and other business partners view Mr. Borne as a leader in our industry and that having a combined Chief Executive Officer/Chairman role demonstrates that our Company is under strong leadership, with a single person setting the tone, driving our culture and having primary responsibility for overseeing management of our operations.

Our Board of Directors is comprised of Mr. Borne and five independent directors. Each of our five independent directors has extensive knowledge of Amedisys’ business, with four directors having served on our Board of Directors for fourteen years and the other director having served on our Board of Directors for seven years. Each director serves a one-year term and is subject to annual election. In addition, in accordance with our Bylaws and our Corporate Governance Guidelines, whenever there is no independent Chairman of the Board, the Board members are required to appoint one of the independent directors as Lead Director “to lead the Board in fulfilling its duties effectively, efficiently and independent of management.”

Ronald A. LaBorde has served as the Amedisys Lead Director since February 2003 and as a member of the Company’s Board of Directors since 1997. In his role as Lead Director, he is specifically responsible under our Bylaws and Corporate Governance Guidelines for enhancing Board effectiveness, in particular by ensuring the Board works as a cohesive team; ensuring that the Board has adequate resources and is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board; and by assessing the effectiveness of the overall Board, its committees and individual directors on a regular basis. He is also responsible for assisting with Board management, in particular by providing input on the agendas for Board and committee meetings; consulting with the Chairman regarding the membership and chairs for Board committees and the effectiveness of the committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the Chief Executive Officer and the Board and the committees of the Board, succession planning and strategic planning; and by chairing Board meetings when the Chairman is not in attendance. Finally, he also serves as a key liaison between management and the outside directors.

We believe that Mr. LaBorde, in his role as Lead Director, has made valuable contributions to our Company by developing a productive relationship with our Chief Executive Officer and Chairman and ensuring effective communication between our Chief Executive Officer and Chairman and the rest of the Board. Accordingly, we believe that our Company has benefited from having a combined Chairman/Chief Executive Officer position and having the Lead Director serve as the leader of the independent directors.

We believe the Chairmen of our four independent Board committees (Mr. Pitts: Compensation Committee; Mr. Netterville: Audit Committee; Mr. Ricchiuti: Quality of Care Committee; and Mr. Washburn: Nominating and Corporate Governance Committee) have made valuable contributions to our Company and are also vital to our Board leadership structure. Each Committee Chairman meets regularly with members of Company management, as appropriate, to discuss matters relevant to their respective Committee functions, both with and without the presence of our Chief Executive Officer. They also regularly communicate with our Lead Director regarding Board and Committee functions.

Risk Oversight

The Board’s Role in Risk Oversight

Risk management is primarily the responsibility of our Company’s senior management team, while our Board of Directors is responsible for the overall supervision and oversight of our Company’s risk management activities.

The Board’s oversight of the material risks faced by the Company occurs at both the full Board level and at the committee level. The Audit Committee has oversight responsibility not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. Specifically, as stated in its charter, one of the responsibilities of the Audit Committee is “to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.” In connection with its risk oversight role, at each of its quarterly, in-person meetings, the Audit Committee also meets privately with representatives from the Company’s independent registered public accounting firm and the Company’s Senior Vice President – Audit, who manages the Company’s Internal Audit function. The Internal Audit Department, according to its charter, is charged with taking “a systematic and disciplined approach to evaluate and improve the effectiveness of the organization’s risk management, control, and governance processes.” Finally, the Audit Committee also receives quarterly reports regarding the Company’s testing and controls implemented in compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In addition, the full Board receives presentations at its quarterly in-person meetings from the Company’s Chief Compliance Officer. The Chief Compliance Officer, who heads the Company’s Compliance Department, is responsible for monitoring the Company’s compliance with Federal and state laws governing the provision of healthcare services and patient privacy, as well as conditions of participation in the Medicare and Medicaid programs for the home health and hospice services provided by the Company. During these meetings, the Chief Compliance Officer provides a detailed report on compliance activities, relevant regulatory developments impacting the compliance function and our risk mitigation practices.

Further, the Company’s Chief Medical Officer reports in person to the Board’s Quality of Care Committee on a quarterly basis on matters relating to the quality of the Company’s clinical outcomes and the care provided to its patients. The Company’s clinical protocols are designed to minimize patient risk and improve patient health outcomes.

In addition, the Company’s General Counsel reports in person to the Board periodically on an as-needed basis to keep the directors informed concerning legal risks and other legal matters involving the Company and the Company’s legal risk mitigation efforts.

Additionally, at each Board meeting, our Chairman and Chief Executive Officer meets with the other directors in executive session to address operational and strategic matters, including areas of risk and opportunity that require Board attention. Further, in dedicated sessions each July focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company.

The oversight of risk within the organization is an evolving process requiring the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board actively encourages management to continue to review and improve its methods of assessing and mitigating risk.

Risk Assessment—Incentive Compensation Programs

In 2011, the Compensation Committee approved the engagement of the Committee’s independent compensation consultant, Pearl Meyer & Partners, to conduct a risk assessment of the Company’s fiscal year 2011 incentive compensation programs, both on the executive and non-executive levels. This risk assessment process included a review of the incentive compensation programs in place for our executive officers, as well as the corporate office and care center-level (agency-level) incentive compensation programs. Based on the results of this assessment, our management has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management also believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of Amedisys; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm. The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President—Audit (who manages our Internal Audit Department), overseeing our financial reporting process, internal controls and legal and regulatory compliance and pre-approving all audit and non-audit services to be provided by independent auditors.

The Audit Committee is comprised of Jake L. Netterville (Chairman) and each of our other independent directors (Messrs. LaBorde, Pitts, Ricchiuti and Washburn). Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Messrs. Netterville and LaBorde each qualify as an “audit committee financial expert,” as defined by Item 407(d)(5) of SEC Regulation S-K, and as a “financially sophisticated audit committee member” under NASDAQ Listing Rule 5605(c)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant and Mr. LaBorde, in his previous capacity as Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly-traded company, directly supervised that company’s Chief Financial Officer. In addition, our Board of Directors has determined that Messrs. Pitts, Ricchiuti and Washburn are each financially literate.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executive officers, approves director compensation, approves and evaluates the Company’s equity compensation plans, approves the issuance of stock options, nonvested stock and other equity-based awards under our equity compensation plans and has the sole authority to retain, and has retained, compensation consultants. The Compensation Committee is comprised of David R. Pitts (Chairman) and each of our other independent directors (Messrs. LaBorde, Netterville, Ricchiuti and Washburn). Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and Executive Officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of the Board of Directors and recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and its Committees and our Chief Executive Officer, the review and consideration of corporate governance practices and ongoing board governance education. The Nominating and Corporate Governance Committee also prepares the slate of chairs and members for each of the Board’s standing committees. The Nominating and Corporate Governance Committee is comprised of Donald A. Washburn (Chairman) and each of our other independent directors (Messrs. LaBorde, Netterville, Pitts and Ricchiuti). A copy of the Nominating and Corporate Governance Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Quality of Care Committee

The Quality of Care Committee is comprised of Peter F. Ricchiuti (Chairman) and each of our other independent directors (Messrs. LaBorde, Netterville, Pitts and Washburn). The dual purposes of the Quality of Care Committee are to (i) assist our Board of Directors in fulfilling its oversight responsibilities relating to the review of our policies and procedures in connection with the delivery of quality medical care to patients and patient safety and (ii) to assist our Board of Directors and our management in promoting a “culture of quality” throughout our Company. A copy of the Quality of Care Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Board and Committee Meetings—2010

Our Board of Directors held five in-person and eleven telephonic meetings in 2010. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance and Quality of Care Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2010, the Audit Committee held three in-person meetings and one telephonic meeting; the Compensation Committee held five in-person meetings and four telephonic meetings (two held jointly with the full Board); the Nominating and Corporate Governance Committee held five in-person meetings; and the Quality of Care Committee held its inaugural in-person meeting. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he served during 2010. Generally, during every month in which there is not a regularly-scheduled in-person Board meeting, the Board members meet telephonically with selected members of Company management.

Independent Directors—Meetings in Executive Session

The independent directors, as a group, meet in-person in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. LaBorde presides over these executive sessions as Lead Director.

Stockholder Recommendation of Nominees

Per our Corporate Governance Guidelines (a copy of which appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/corp_governance.cfm), stockholders may recommend a nominee for consideration by the Nominating and Corporate Governance Committee of our Board by sending the following information to our Corporate Secretary, at 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s resume or other description of his or her background and experience;

•	The proposed nominee’s relationship to the stockholder; and

•	The stockholder’s reasons for proposing that the individual be considered.

The Nominating and Corporate Governance Committee will solicit and receive recommendations for candidates to fill any Board vacancies and will review the qualifications of potential director candidates. The Nominating and Corporate Governance Committee will present any recommended candidates to the full Board for consideration.

Stockholders may also nominate directors for election to our Board of Directors. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Mr. Borne are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Borne is not considered independent because he is an executive officer of the Company.

Stockholders who wish to communicate with our Board of Directors, our Lead Director or our Audit Committee should address their communications to such party, in care of our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors, Lead Director or Audit Committee Chairman, as appropriate. Per our Corporate Governance Guidelines (described below), all communications with the Board, the Lead Director or the Audit Committee are treated confidentially, and stockholders and other interested parties can remain anonymous when communicating their concerns. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Corporate Governance – Stockholder Recommendation of Nominees.”

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. William Borne (our Chairman of the Board and Chief Executive Officer), Ronald LaBorde (our Lead Director), Jake Netterville and Peter Ricchiuti were the four Board members who attended our 2010 Annual Stockholders Meeting. Historically, we have had low in-person stockholder attendance at our Annual Stockholders Meetings.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, Executive Officers and employees. The Code is available on the “Investors” section of our website, http://www.amedisys.com, using the link entitled “Corporate Governance” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES AND REVIEW AND CONSIDERATION OF CORPORATE GOVERNANCE PRACTICES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/corp_governance.cfm.

The members of our Nominating and Corporate Governance Committee are responsible for the review and consideration of corporate governance practices.

Members of Nominating and Corporate Governance Committee

Donald A. Washburn (Chairman)

Jake L. Netterville

Ronald A. LaBorde

David R. Pitts

Peter Ricchiuti

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and Executive Officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2010 and written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2010.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our Company’s consolidated financial statements for the fiscal year ending December 31, 2011. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative—Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President—Audit, who leads our Internal Audit Department.

Are the members of the Audit Committee “independent”?

Yes. The Audit Committee is comprised of five directors, all of whom are independent as determined in accordance with the listing standards of the NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

Do the members of the Audit Committee meet regularly in executive session without members of Company management present? Do the members of the Audit Committee meet separately with representatives of the Company’s independent registered public accounting firm and the Company’s Internal Audit Department?

Yes. The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President—Audit, on behalf of the Company’s Internal Audit Department. The Audit Committee also meets separately with other senior members of Company management as it deems necessary.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 (our “2010 Annual Report”)?

In connection with recommending that our audited financial statements be included in our 2010 Annual Report, the members of the Audit Committee took the following steps:

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The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in rule 3200T.

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the PCAOB regarding their independence, and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2010, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed the Chief Executive Officer and Chief Financial Officer Certifications concerning the Company’s 2010 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by the Audit Committee, including internal audit activities, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2010 Annual Report.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2010 and 2009.

	Year ended December 31,
	2010		2009
Fee Category	Amount ($)	Percent	Amount ($)	Percent
Audit fees	1,144,000	64.5%	1,021,655	73.4%
Tax fees	287,563	16.2%	304,215	21.9%
All other fees	341,897	19.3%	65,754	4.7%

Total fees	1,773,460	100.0%	1,391,624	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Audit Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 15, 2011, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each of our current executive officers (as identified under the heading “Executive Officers” above), (iii) each Named Executive Officer (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iv) all of our directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned	Percent of Class
5% Stockholders
FMR LLC and Affiliated Entities(1)(2)	4,354,144	14.77%
BlackRock, Inc.(3)	2,183,291	7.41%
Wells Fargo and Company(4)	1,862,721	6.32%
EARNEST Partners, LLC(5)	1,814,703	6.16%

Non-Employee Directors(6)
Ronald A. LaBorde	71,764	*
Jake L. Netterville	67,076	*
David R. Pitts(7)	49,853	*
Peter Ricchiuti	56,914	*
Donald A. Washburn	56,429	*

Executive Officers (Including Certain Named Executive Officers)
William F. Borne(8) (2010 Named Executive Officer)	301,151	*
Michael D. Snow(9) (2010 Named Executive Officer)	40,485	*
Dale E. Redman(10) (2010 Named Executive Officer)	32,569	*
T.A. “Tim” Barfield, Jr.(11) (2010 Named Executive Officer)	44,547	*
Jeffrey D. Jeter(12) (2010 Named Executive Officer)	20,859	*
Michael O. Fleming(13)	5,617	*
David R. Bucey(14)	11,384	*
All Executive Officers and Directors as a Group (12 Persons)(15)	758,648	2.57%

(*)	Less than one percent
(1)

This disclosure is based on a Schedule 13G filed with the SEC on February 14, 2011, by FMR LLC reporting beneficial ownership as of December 31, 2010. The holder reported that, FMR LLC, a parent holding company, has sole voting power over 1,472,144 shares and sole dispositive power over all of the shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. The holder also reported that: (1) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 2,882,000 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940; (2) Fidelity Low-Priced Stock Fund, an investment company under the Investment Company Act of 1940, is the owner of 2,882,000 shares; (3) Fidelity Northstar Fund, an investment company under the Investment Company Act of 1940, is the owner of 1,462,564 shares; (4) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Fidelity Low-Priced Stock Fund, each has sole power to dispose of the 2,882,000 shares owned by the Fidelity Low-Priced Stock Fund; (5) members of the family of Edward C. Johnson 3d, the Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees; (6) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 1,462,564 shares as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940 owning such shares; (7) Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each have sole dispositive power and sole power to vote or to direct the voting of 1,462,564 shares owned by the institutional accounts or funds advised by PGALLC, as reported above; (8) Pyramis Global Advisors Trust Company (“PGTAC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 9,580 shares as a result of its serving as investment manager of institutional accounts owning such shares; and (9) Edward C. Johnson 3d and FMR LLC, through its control of PGTAC, each have sole dispositive power over 9,580 shares and sole power to vote or to direct the voting of 9,580 shares owned by the institutional accounts managed by PGATC, as described above.

(2)

As described further in Note 1 above, (1) the ownership of the Fidelity Low-Priced Stock Fund amounted to 2,882,000 shares, or 9.78% of the shares outstanding on April 15, 2011, and (2) the ownership of the Fidelity Northstar Fund amounted to 1,462,564, or 4.96% of the shares outstanding on April 15, 2011.

(3)

This disclosure is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 3, 2011, reporting beneficial ownership as of December 31, 2010. This filing amends the most recent Schedule 13G filing made by BlackRock, Inc. with respect to the Company’s securities. BlackRock, Inc. reported it has sole voting power and sole dispositive power over all of the shares. The address for Black Rock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)

This disclosure is based on a Schedule 13G filed with the SEC by Wells Fargo & Company on January 25, 2011, reporting beneficial ownership as of December 31, 2010. Wells Fargo & Company, a parent holding company or control person, filed the Schedule 13G on its own behalf and on behalf of its subsidiaries: Wells Capital Management Incorporated; Wells Fargo Funds Management, LLC; Wells Fargo Bank, N.A.; Wells Fargo Advisors, LLC; and Metropolitan West Capital Management, LLC. Wells Fargo & Company reported that it has sole voting power over 1,521,724 of the shares, shared voting power over 180 of the shares and sole dispositive power over 1,831,421 of the shares. The principal business address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.

(5)

This disclosure is based on a Schedule 13G filed with the SEC by EARNEST Partners, LLC on February 10, 2011, reporting beneficial ownership as of December 31, 2010. This filing amends the most recent Schedule 13G filing made by EARNEST Partners, LLC with respect to the Company’s securities. EARNEST Partners, LLC, an investment adviser registered under the Investment Company Act of 1940, reported that it has sole voting power over 581,382 of the shares, shared voting power over 348,718 of the shares and sole dispositive power over all of the shares. The holder also reports that no client interest relates to more than five percent of our outstanding securities. The principal business address for EARNEST Partners, LLC is 1180 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309.

(6)	Included in the “Shares Beneficially Owned” column for each of our non-employee directors are 3,178 shares of nonvested stock, 100% of which will vest on July 1, 2011.
(7)	Included in the “Shares Beneficially Owned” column for Mr. Pitts are 10,315 shares pledged as collateral for a loan.
(8)

Includes (i) 1,170 nonvested shares over which Mr. Borne has voting but not investment power (which shares of restricted will vest in equal, one-half installments on April 1, 2012 and April 1, 2013, assuming Mr. Borne remains continuously employed by the Company on each such date), (ii) 8,773 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares of restricted stock will vest in equal, one-half installments on April 1, 2012 and April 1, 2013, assuming Mr. Borne remains continuously employed by the Company on each such date) and (iii) 27,025 shares of restricted stock over which Mr. Borne has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Borne remains continuously employed by the Company on each such date).

(9)

Includes (i) 10,000 nonvested shares over which Mr. Snow has voting but not investment power (which shares will vest in equal, one-half installments on February 22, 2012 and February 22, 2013, assuming Mr. Snow remains continuously employed by the Company on each such date), (ii) 3,860 shares of restricted stock over which Mr. Snow has voting but not investment power (which shares of restricted stock will vest in equal, one- half installments on April 1, 2012 and April 1, 2013, assuming Mr. Snow remains continuously employed by the Company on each such date), (iii) 11,891 shares of restricted stock over which Mr. Snow has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Snow remains continuously employed by the Company on each such date) and (iv) 9,453 nonvested shares over which Mr. Snow has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Snow remains continuously employed by the Company on each such date).

(10)

Includes (i) 3,400 nonvested shares over which Mr. Redman has voting but not investment power (all of which will vest on February 21, 2012, assuming Mr. Redman remains continuously employed by the Company on such date), (ii) 292 nonvested shares over which Mr. Redman has voting but not investment power (which shares will vest in equal, one-half installments on April 1, 2012 and April 1, 2013, assuming Mr. Redman remains continuously employed by the Company on each such date), (iii) 2,982 shares of restricted stock over which Mr. Redman has voting but not investment power (which shares of restricted stock will vest in equal, one-half installments on April 1, 2012 and April 1, 2013, assuming Mr. Redman remains continuously employed by the Company on each such date) and (iv) 9,188 shares of restricted stock over which Mr. Redman has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Redman remains continuously employed by the Company on each such date).

(11)

Includes (i) 10,000 nonvested shares over which Mr. Barfield has voting but not investment power (which shares will vest in equal, one-half installments on January 11, 2012 and January 11, 2013, assuming Mr. Barfield remains continuously employed by the Company on each such date), (ii) 3,509 shares of restricted stock over which Mr. Barfield has voting but not investment power (which shares of restricted stock will vest in equal, one-half installments on April 1, 2012 and April 1, 2013, assuming Mr. Barfield remains continuously employed by the Company on each such date), (iii) 10,810 shares of restricted stock over which Mr. Barfield has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Barfield remains continuously employed by the Company on each such date) and (iv) 8,594 nonvested shares over which Mr. Barfield has voting but not investment power (which shares will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Barfield remains continuously employed by the Company on each such date).

(12)

Includes (i) 1,667 nonvested shares over which Mr. Jeter has voting but not investment power (which shares will vest in equal, one-half installments on May 23, 2011 and May 23, 2012, assuming Mr. Jeter remains continuously employed by the Company on such date), (ii) 584 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares of restricted stock will vest in equal installments on April 1, 2012 and April 1, 2013, assuming Mr. Jeter remains continuously employed by the Company on each such date) and (iii) 1,802 shares of restricted stock over which Mr. Jeter has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Jeter remains continuously employed by the Company on each such date).

(13)

Includes (i) 730 nonvested shares over which Dr. Fleming has voting but not investment power (all of which will vest on April 1, 2012, assuming Dr. Fleming remains continuously employed by the Company through such date), (ii) 526 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares of restricted stock will vest in equal installments on April 1, 2012 and April 1, 2013, assuming Dr. Fleming remains continuously employed by the Company on each such date) and (iii) 2,054 shares of restricted stock over which Dr. Fleming has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Dr. Fleming remains continuously employed by the Company on each such date).

(14)

Includes (i) 5,000 nonvested shares over which Mr. Bucey has voting but not investment power (which shares will vest in equal, one-third installments on June 15, 2011, June 15, 2012 and June 15, 2013, assuming Mr. Bucey remains continuously employed by the Company on each such date), (ii) 730 nonvested shares over which Mr. Bucey has voting but not investment power (all of which shares will vest on April 1, 2012, assuming Mr. Bucey remains continuously employed by the Company through such date), (iii) 526 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares of restricted stock will vest in equal installments on April 1, 2012 and April 1, 2013, assuming Mr. Bucey remains continuously employed by the Company on each such date) and (iv) 1,802 shares of restricted stock over which Mr. Bucey has voting but not investment power (which shares of restricted stock will vest in equal, one-third installments on April 1, 2012, April 1, 2013 and April 1, 2014, assuming Mr. Bucey remains continuously employed by the Company on each such date).

(15)

Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. LaBorde, 53,336 shares; Mr. Netterville, 13,334 shares; Mr. Pitts, 6,667 shares; Mr. Ricchiuti, 32,786 shares; Mr. Washburn, 13,334 shares; Mr. Borne, 62,101 shares; Mr. Snow, zero shares; Mr. Redman, zero shares; Mr. Barfield, zero shares; Mr. Jeter, 9001 shares; Dr. Fleming, zero shares; and Mr. Bucey, zero shares.

PROPOSAL 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

General Information

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” which consist of our “principal executive officer,” our “principal financial officer” and our “next three highest paid-executive officers” at the end of our last fiscal year (December 31, 2010), as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 28) and the compensation tables and narrative disclosures following the CD&A.

This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.

Pay-For-Performance—2010

Each year, a portion of our Named Executive Officers’ compensation is dependent upon achieving certain performance measures established by the Compensation Committee. The Compensation Committee selects performance measures that it believes are the best measures of our success and are aligned with drivers of long-term stockholder value.

Payouts under our 2010 short-term (cash bonus) incentive plan and a portion of the grant conditions under our 2010 long-term (equity-based) incentive plan depended on the Company achieving minimum 2010 earnings per share (“EPS”) targets set by the Compensation Committee in the first quarter of 2010.

As discussed further in the CD&A, and in alignment with our pay-for-performance philosophy, a failure to achieve minimum performance targets tied to our 2010 EPS resulted in:

•	No cash bonus payments to our Named Executive Officers for the 2010 performance period;

•	The forfeiture of a right to receive nonvested shares of our common stock with performance-based grant conditions tied to achieving minimum 2010 EPS performance targets.

Highlights of our Executive Compensation Program

We believe that our executive compensation program:

•	Creates stockholder value by aligning executive compensation to business objectives and overall Company performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years;

•

Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award “claw-back” and forfeiture provisions for violating certain employment agreement covenants, (ii) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (iii) no minimum guaranteed cash bonus payments, equity grants or base salary increases and (iv) limited perquisites; and

•

Has certain features that are widely considered “best practices,” including employment agreement change-in-control provisions that only provide cash severance upon a change-in-control termination (i.e., a “double trigger”) and do not provide for the payment of any excise tax gross-up amounts (effective for all Named Executive Officers as of January 3, 2011; effective for Mr. Snow and Mr. Barfield throughout 2010).

Consistent with these goals, and as further discussed in the CD&A, we believe the Compensation Committee of our Board of Directors has designed an executive compensation program that: (i) rewards pay for performance, (ii) is competitive and reasonable as compared to compensation programs adopted by the Company’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY-ON-PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

PROPOSAL 4—ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER SAY-ON-PAY VOTES

General Information

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our Named Executive Officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of the executive compensation of our Named Executive Officers. We are providing stockholders the option of selecting a frequency of “every year,” “every two years,” “every three years” or “abstain.”

Summary

While we will continue to monitor developments in this area, our Board of Directors currently plans to seek an advisory vote on executive compensation every year. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our Named Executive Officers.

Our Board of Director’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices.

Board of Directors Recommendation

Based on the factors discussed, our Board of Directors has decided to recommend that future say-on-pay votes occur “every year” until the next advisory vote on the frequency of future stockholder say-on-pay votes. Stockholders are not being asked to approve or disapprove our Board of Director’s recommendation, but rather to indicate their choice among the following frequency options: “every year,” “every two years” or “every three years,” or to abstain from voting. This vote is advisory, and therefore not binding on us, our Board of Directors or the Compensation Committee of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “EVERY YEAR” IN CONNECTION WITH THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER SAY-ON-PAY VOTES.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors (the “Committee”), the reasoning behind our executive compensation program, and, more specifically, the actions the Committee took related to the compensation of the Company executive officers listed below (we refer to these persons as our “Named Executive Officers”) for 2010:

William F. Borne—Chief Executive Officer

Michael D. Snow— Chief Operating Officer

Dale E. Redman—Chief Financial Officer

T.A. “Tim” Barfield—Chief Development Officer

Jeffrey D. Jeter—Chief Compliance Officer

Executive compensation disclosure rules require us to report the compensation of our principal executive officer, who is Mr. Borne, our principal financial officer, who is Mr. Redman, and our next three highest-paid executive officers as of the end of our last fiscal year (Messrs. Snow, Barfield and Jeter).

Executive Summary

Overview of our Executive Compensation Program

Our executive compensation program currently consists of:

•	Base salary;

•	Annual performance-based incentives (cash bonuses);

•

Long-term equity awards in the form of restricted stock units and/or nonvested stock grants (portions[1] of which are subject to performance-based grant conditions, and all of which are subject to time-based vesting conditions); and

•	Retirement, health and welfare benefits.

Generally, before April 1 of each year, the Compensation Committee (i) determines whether there are going to be any base salary adjustments for or grants of long-term equity awards to our executive officers effective as of April 1 of the current fiscal year, (ii) establishes the current year short- and long-term performance-based incentive compensation measures and (iii) determines whether the performance conditions for recently-completed performance periods have been satisfied.

The Compensation Committee believes our Company’s compensation strategy should align the interests of our executives and our stockholders. As a result, we continue to rely on long-term equity awards to retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. We also link the award of performance-based cash incentives and equity awards to the achievement of annual financial and/or operational goals, as described under the heading “Key Compensation Developments and Pay for Performance Highlights in 2010,” below.

[1]	Per the terms of our Named Executive Officers’ respective employment agreements, no greater than 60% of the total value of any equity grant issued pursuant to an annual long-term executive incentive plan can be subject to performance-based grant conditions.

Key 2010 Compensation Developments and Pay for Performance Highlights in 2010

In January 2010, the Committee and the Board of Directors, upon recommendation of the Committee, approved the employment agreements for Mr. Snow, who joined the Company as our Chief Operating Officer on March 1, 2010, and Mr. Barfield, who joined the Company as our Chief Development Officer on January 11, 2010. Additional information regarding the employment agreements for our all our Named Executive Officers appears under the heading “Employment Agreements,” below.

The Committee (i) did not increase our Chief Executive Officer’s salary for 2010, so his salary remained fixed at the level first established effective April 1, 2008, and (ii) did not increase our Chief Financial Officer’s salary for 2010, so his salary remained fixed at the level first established effective April 1, 2009, in each case based on their respective base salaries’ positions relative to market (near the market median) and the challenging market conditions expected for 2010.

In March 2010, in recognition of the value that they bring to our organization and in encouragement of their continued service to our Company, upon the recommendation of the Committee, our Board of Directors approved the award of (i) nonvested shares valued at $100,000 on the date of grant (April 1, 2010) to Mr. Borne, our Chief Executive Officer, and (ii) nonvested shares valued at $25,000 on the date of grant (April 1, 2010) to Mr. Redman, our Chief Financial Officer. The shares awarded to Mr. Borne and Mr. Redman vest ratably in one-third installments on the first, second and third anniversaries of the date of grant, provided that the recipient remains continuously employed by us through each such vesting date.

The Committee, upon the recommendation of Mr. Borne and after reviewing relevant public company and industry survey data, approved a $25,000 salary increase for Mr. Jeter effective April 1, 2010. Messrs. Snow’s and Barfield’s respective base salaries remained the same throughout 2010. Additional information regarding the base salaries for our Named Executive Officers appears under the heading “Base Salaries,” below.

Pay for Performance

As highlighted below and described in greater detail under the headings “Annual Performance-Based Incentive Compensation (Cash Bonuses)” and “Long Term Incentives,” the Committee selected the following performance measures to assess the performance of our Named Executive Officers in 2010 and in a two-year performance period ending in 2011:

•	For annual incentive awards (paid in the form of cash bonuses): metrics tied to fiscal year 2010 earnings per share (“EPS”).

•	For long-term incentive awards (paid in the form of performance-based restricted stock with additional time-based vesting conditions):

•	Metrics tied to fiscal year 2010 EPS (30% of the target grant value); and

•	Metrics tied to specified percentage reductions in the Company’s “Acute Care Hospitalization Rate” (30% of the target grant value).

As explained further below, a failure to achieve the minimum fiscal year 2010 EPS metrics selected by the Committee resulted in no cash bonus payments to our Named Executive Officers for the 2010 performance period and the forfeiture of a right to receive restricted stock with grant conditions tied to the achievement of specified fiscal year 2010 EPS metrics.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. Our objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or an equity grant, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and/or Company performance.

The objectives of our compensation philosophy are described below:

•

Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to change in share value.

•

Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of Company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management, including our Named Executive Officers.

Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers. Per its charter, the Committee’s primary responsibilities with respect to executive compensation are as follows:

•	Review and approval of corporate long-term and short-term incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of our Chief Executive Officer’s evaluation of the performance of our other executive officers[2];

•	Evaluation of the competitiveness of the total compensation package for our executive officers;

•	Evaluation and approval of executive officer employment, severance and change-in-control agreements, including any amendments thereto, and any title change for any executive officer; and

•

Approval of any changes to the total compensation package for our executive officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Committee’s responsibilities is set forth in its charter, a copy of which is posted on our website at http://www.amedisys.com/committees.cfm

Role of the Chief Executive Officer

Our Chief Executive Officer, William F. Borne, makes recommendations to the Committee regarding the compensation of our other executive officers. The Committee often requests Mr. Borne to be present at Committee meetings when executive compensation is discussed and relies on Mr. Borne’s performance

[2]	Per its charter, the Audit Committee of our Board of Directors also reviews and approves any employment decisions with respect to our Chief Financial Officer, upon the recommendation of our Chief Executive Officer.

evaluations of our executive officers when deliberating their performance-based compensation. Within the framework of the compensation programs approved by the Committee, Mr. Borne is encouraged to recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for these executives. Mr. Borne’s recommendations are based upon his assessment of each executive officer’s individual performance, the performance of their respective business units or functions, retention considerations and market factors. The Committee reviews these recommendations before making its decision. Mr. Borne does not play any role in the Committee’s deliberation of matters impacting his own compensation, and only Committee members are permitted to vote on matters related to executive officer compensation.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. In 2010, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P” or the “Consultant”) as its compensation consultant. In 2010, PM&P provided the following consulting services to the Committee:

•

Executive compensation review and related advice for the current fiscal year. The Committee does not ask the Consultant to perform a full compensation benchmarking every year. In regards to compensation decisions made by the Committee prior to April 1, 2010, the Consultant did not benchmark compensation against a specified peer group of companies, but did provide general public company and industry survey information regarding (i) the competitiveness and reasonableness of the base salaries for our new Chief Operating Officer, Mr. Snow, and our new Chief Development Officer, Mr. Barfield, (ii) target 2010 short-term (cash bonus) and long-term (equity based) incentive values for our executive officers, including our Named Executive Officers, and (iii) the salary increase effective April 1, 2010 for Mr. Jeter, our Chief Compliance Officer.

•

Advice regarding the form of executive officer employment agreements adopted (i) in January 2010 for Mr. Snow and Mr. Barfield and (ii) in July 2010 for our Chief Medical Officer, Dr. Michael Fleming, and our General Counsel, David Bucey (and effective for all Named Executive Officers as of January 3, 2011). Additional information regarding this form of employment agreement appears under the heading “Employment Agreements,” below.

•	Compensation review and related advice for selected members of our non-executive officer senior management;

•	Non-employee director compensation review and related advice;

•	Assistance with the preparation of the compensation-related portions of our 2010 Proxy Statement; and

•

Updates regarding the implementation status of the sections of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 affecting public company executive compensation and corporate governance.

In addition, in the third quarter of 2010, PM&P was engaged by the Committee to benchmark pay levels for nine executive officer and senior management positions, including our Named Executive Officers, based on published surveys and available peer group data. Additional information regarding this topic appears under the heading “Review of Peer Group and Survey Data,” below.

Because PM&P does not provide any non-compensation related services to our Company, we believe that its consultants are independent of management and provide the Compensation Committee with objective advice. As part of its engagement, PM&P participated in meetings with both the Compensation Committee and senior management to learn more about our business strategy and executive compensation objectives. The Committee retains PM&P directly, although in carrying out assignments, PM&P also interacts in certain capacities with our management-level employees. All such assignments are approved by the Chairman of the Committee, David R. Pitts.

Review of Peer Group and Survey Data

The Committee reviews each executive officer’s compensation on an annual basis, generally in the first quarter of each fiscal year, to ensure that it is consistent with our compensation philosophy. For fiscal year 2010 executive officer base salary and short- and long-term “target” incentive compensation determinations, the Committee reviewed survey data provided by PM&P regarding the executive compensation practices of (i) similarly sized public companies across multiple industries and (ii) companies in the healthcare services and facilities sectors in order to both provide context for its decisions and to help ensure that the various components of our 2010 executive officer compensation program were within a reasonably competitive range.

In the third quarter of 2010, PM&P was engaged by the Committee to benchmark pay levels for nine executive officer and senior management positions,3 including all of our Named Executive Officers, based on (i) compensation data from an identified group of peer companies in the healthcare services and facilities sectors and (ii) survey data regarding companies in the healthcare services and facilities sectors with revenues of at least $1 billion to $3 billion.

In connection with this review, based on the advice of PM&P, the Committee determined that meaningful peer group compensation benchmarking data only existed for the following Named Executive Officer titles: Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, given the specific roles and duties of our Named Executive Officers within our organization. The peer group chosen for purposes of this review was comprised of the following companies: Catalyst Health Solutions, Inc., Emergency Medical Services Corp., Brookdale Senior Living, Inc., Healthsouth Corp., Psychiatric Solutions, Inc., Sun Healthcare Group, Inc., Lincare Holdings, Inc., Res Care, Inc., Mednax, Inc., Chemed Corp., Gentiva Health Services, Inc., inVentiv Health, Inc., Emeritus Corp. and National Healthcare Corp. The primary factors considered when determining the members of the peer group were industry (healthcare services or facilities sectors) and revenue size ($699 million to $3.2 billion, with median market value of $1.3 billion). The Committee also reviewed compensation information for two additional home health care services companies, LHC Group, Inc. and Almost Family, Inc., for informational purposes only.

In connection with this review process, the following compensation components were benchmarked against peer group data (if available) and survey data: base salary, annual incentives (cash bonuses), total cash compensation, long-term (equity-based) incentives and total direct compensation.

Based on the available peer group and survey data, the Compensation Committee determined that the components of our 2010 Named Executive Officer compensation program were reasonable. Given the Company’s current business environment, the Compensation Committee determined that it would not recommend salary raises for any of our Named Executive Officers in 2011, however, it did recommend to management that the base salaries of our Chief Medical Officer and General Counsel be adjusted upward effective January 1, 2011, to bring their compensation levels closer to available peer group and survey group medians.

While the Committee considers peer group and survey data to be helpful in understanding how our compensation levels compare to other companies, peer group and survey data are only one factor that the Committee considers in making its decisions regarding executive compensation. For example, the Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as recent revenue growth and the integration of large acquisitions) before making compensation decisions.

[3]	The nine executive officer and senior management positions were: Chairman and Chief Executive Officer, Chief Operating Officer, Chief Development Officer, Chief Financial Officer, Chief Compliance Officer, Chief Medical Officer, General Counsel and Corporate Secretary, Executive Vice President of Administration and Chief Information Officer and Executive Vice President of Home Health.

Components of Compensation

We compensate our executive officers, including our Named Executive Officers, through the following components:

•	Base salary;

•	Annual performance-based incentive compensation (cash bonus awards);

•	Long-term incentives (equity-based awards); and retirement, health and welfare benefits and, if deemed appropriate, perquisites.

In determining how each of our executive officers’ total compensation package is allocated among these components, the Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Committee believes it is appropriate to provide our executive officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives. Generally, if targeted performance levels are not achieved, our executive officers’ total compensation is likely to be at or below the median of comparable positions at our peer group companies. Alternatively, if the targeted performance levels are exceeded, our executive officers’ total compensation is likely to be above the median of comparable positions at our peer group companies.

Mix of Pay

Our executive officers have a higher percentage of variable compensation relative to our other employees. The Committee believes this is appropriate because of the direct influence that these officers have on our financial performance. Generally, the majority of the total targeted annual compensation for our executive officers, including our Named Executive Officers, is “at risk,” i.e., variable based on Company performance, to assure alignment with stockholder interests.

Base Salaries

We target our executive officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at competitor companies. The Committee also considers each executive officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

2010 Base Salary Determinations

In February 2010, the base salaries for our Named Executive Officers were set, as follows:

Name	Base Salary through 3/31/10	Base Salary Effective 4/1/10	Percentage Increase
William F. Borne	$750,000	$750,000	0%
Michael D. Snow (Joined in 2010—No Adjustment Considered)	$550,000	$550,000	0%
Dale E. Redman	$425,000	$425,000	0%
T.A. “Tim” Barfield, Jr. (Joined in 2010—No Adjustment Considered)	$500,000	$500,000	0%
Jeffrey D. Jeter	$225,000	$250,000	11.1%

The Committee chose not to adjust Mr. Borne’s and Mr. Redman’s respective base salaries in 2010 based on their position relative to market (near the market median) and the challenging market conditions expected for 2010. No base salary adjustments were considered for Mr. Snow and Mr. Barfield in 2010 because they had recently joined the Company. Their 2010 base salaries were set based on negotiations with Company executive management during the hiring process and were reviewed by PM&P for purposes of determining reasonableness before approval by the Committee. Prior to its adjustment effective April 1, 2010, Mr. Jeter’s base salary was below the market median. The Committee, based on a recommendation by Mr. Borne, increased his salary to bring him in line with the market median and to reflect the importance the Company places on its compliance function.

Annual Performance-Based Incentive Compensation (Cash Bonuses)

As part of our executive compensation program, the Committee establishes annual incentive compensation performance measures for our executive officers, which performance measures are premised on our Company’s achievement of pre-determined financial or operational goals. The Committee reserves the ability to reduce (but not increase) the amounts earned as a result of a subjective annual review of the individual performance of each executive officer.

2010 Incentive Compensation (Cash Bonus) Opportunities

The “target” bonus opportunity for each executive officer is expressed as a percentage of base salary: Mr. Borne—100% of base salary; Mr. Snow, Mr. Redman and Mr. Barfield—75% of base salary; and Mr. Jeter—50% of base salary.

For 2010, assuming the threshold performance conditions for the award opportunity were met, each of the executive officers listed above could earn between 50% and 150% of his target opportunity based on the achievement of a pre-defined corporate performance measure, and the Committee, in its discretion, reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the performance of each executive officer. Threshold, target and maximum incentive opportunities were set based on our Company’s historical practices and the Committee’s desire to provide a meaningful award for achieving outstanding performance. In the course of setting the threshold, target and maximum incentive opportunities, the Committee reviewed survey data to ensure that the potential awards at the target level, when aggregated with base salary levels and potential long-term incentive compensation opportunities at the target level, would be near the 75th percentile.

For 2010, the incentive compensation opportunity was based on the overall corporate performance measure of earnings per share (“EPS”), as follows:

	Threshold	Target	Maximum
2010 EPS Performance Levels	$5.40	$5.60	$5.83
Incentive Earned as % of Target	50%	100%	150%

In establishing the performance levels, the Committee took into consideration organic growth, past experience integrating large acquisitions and general business opportunities and challenges. The 2010 target EPS level was approximately 33.33% higher than the target EPS level that was selected in connection with 2009 incentive compensation opportunities. At the time the target EPS level was set, the Committee considered the target level of performance reasonable and achievable, but not without management’s significant effort. The Committee felt it was appropriate to set EPS as the sole performance measure because it believes that EPS growth encourages our executive officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders.

In summary, our 2010 financial results did not meet our expectations. Actual 2010 EPS performance was $3.95, which was below the 2010 threshold EPS level of $5.40. Therefore, in alignment with our pay-for-performance philosophy, none of our Named Executive Officers received a cash bonus for fiscal year 2010.

Long-Term Incentives

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various equity-based awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value in both the short- and long-term;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of Named Executive Officers and other long-term incentive plan participants.

Restricted Stock Grants

On March 25, 2010, effective April 1, 2010, the Committee approved a restricted stock grant to each of our Named Executive Officers, as follows:

•	Forty percent of the grant is subject solely to time-based vesting conditions;

•	Thirty percent of the grant is subject to both time-based vesting conditions and performance-based grant conditions linked to specified fiscal year 2010 EPS targets; and

•

Thirty percent of the grant is subject to both time-based vesting conditions and performance-based grant conditions linked to specified percentage reductions in the Company’s Acute Care Hospitalization Rate (“ACH Rate”), as further described below.

The grant date value of each portion of the restricted stock awards (assuming target performance), as well as the total target grant date value, is as shown in the table below. The target grant values were set based on the Committee’s desire to provide a meaningful reward for achieving target performance and were compared to survey data to ensure that the potential awards at the target level, when aggregated with base salary levels and potential long-term incentive compensation opportunities at the target level, would be near the 75th percentile. For Messrs. Snow, Redman, Barfield and Jeter, the Committee also considered the recommendations of Mr. Borne.

	Grant Date Value for 40% of Restricted Stock Award (Time-Vesting Only Shares) ($)	Target Grant Date Value for 30% of Restricted Stock Award (EPS Performance- Based Shares) ($)	Target Grant Date Value for 30% of Restricted Stock Award (ACH Rate Performance- Based Shares) ($)	Total 2010 Restricted Stock Award Target Grant Value ($)
William F. Borne	$750,000	$562,500	$562,500	$1,875,000
Michael D. Snow	$330,000	$247,500	$247,500	$825,000
Dale E Redman	$255,000	$191,250	$191,250	$637,500
T.A. “Tim” Barfield, Jr.	$300,000	$225,000	$225,000	$750,000
Jeffrey D. Jeter	$50,000	$37,500	$37,500	$125,000

The Committee believes that a forty percent/sixty percent split between shares subject solely to time-based vesting requirements and shares subject to both performance-based grant requirements and time-based vesting requirements, respectively, strikes an appropriate balance between executive retention goals and pay-for-performance.

40% Time-Vesting Only Shares—The time-vesting only shares vest ratably in one-third installments on April 1, 2011, April 1, 2012 and April 1, 2013, provided that the recipient has been continuously employed by the Company as of each vesting date.

The number of time-vesting only shares granted was calculated by dividing the dollar value allocated to this portion of the award on the date of approval by the Committee (as shown in the table above) by the closing price of our common stock on April 1, 2010 ($56.99) and resulted in a grant effective April 1, 2010 of 13,160 time-vesting only shares to Mr. Borne, 5,790 time-vesting only shares to Mr. Snow, 4,474 time-vesting only shares to Mr. Redman, 5,264 time-vesting only shares to Mr. Barfield and 877 time-vesting only shares to Mr. Jeter.

30% Performance-Based Shares (2010 EPS)—The number of shares eligible to be granted based on the achievement of specified 2010 fiscal year EPS targets was determinable on February 22, 2011, the date that we filed our Annual Report on Form 10-K for the year ended December 31, 2010.

The target dollar value allocated to the 2010 EPS performance-based shares is shown in the table above. The specified 2010 EPS performance levels were the same performance levels chosen for our 2010 annual incentive (cash bonus) plan, as follows:

	Threshold	Target	Maximum
2010 EPS Performance Levels	$5.40	$5.60	$5.83
Incentive Earned as % of Target	50%	100%	150%

The number of 2010 EPS performance-based shares that could have been granted at the threshold, target and maximum levels is determined by dividing the threshold (50% of target value), target and maximum (150% of target value) dollar values allocated to the 2010 EPS performance-based shares on the date of approval by the Committee by the closing price of our common stock on April 1, 2010 ($56.99), as follows:

	Potential Number of 2010 EPS Shares
	Threshold	Target	Maximum
William F. Borne	4,935	9,870	14,805
Michael D. Snow	2,171	4,343	6,514
Dale E. Redman	1,678	3,356	5,034
T.A. “Tim” Barfield, Jr.	1,974	3,948	5,922
Jeffrey D. Jeter	329	658	987

As noted above, our 2010 financial results did not meet our expectations. Actual 2010 EPS performance was $3.95, which was below the 2010 threshold EPS level of $5.40. Therefore, in alignment with our pay-for-performance philosophy, no shares linked to 2010 EPS performance metrics were granted to our Named Executive Officers. Had such shares been granted, they would have vested ratably in one-half installments on April 1, 2011 and April 1, 2012, provided that the recipient was been continuously employed by the Company as of each vesting date.

30% Performance-Based Shares (Percentage Reduction in ACH Rate)—The number of shares eligible to be granted based on the achievement of specified percentage reductions in the Company’s ACH Rate will be determined as of the date that the Company files its Annual Report on Form 10-K for fiscal year 2011 (the “Determination Date”), which is expected to occur in February 2012.

Our ACH Rate is defined by reference to Medicare home health assessment forms that indicate whether a home health patient was transferred to an inpatient hospital facility while under our care. The Company uses “ACH Rate” as one of its quality indicators and has piloted clinical programs designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. In approving this performance measure, the Committee selected a “baseline” 2009 ACH Rate. This baseline 2009 ACH Rate will be compared to our average “same-store” ACH Rate for the six months ending December 31, 2011, calculated on a 12-month rolling average, to determine the ACH Rate percentage reduction, if any.

Based on the formula described above, if the Company achieves the average ACH Rate percentage reductions shown in the chart below, the recipient will be eligible to receive the percentage of the target grant date dollar value of the ACH Rate shares shown opposite such percentage reductions.

Average ACH Rate Percentage Reduction as of 12/31/11 (as compared to 12/31/09 “baseline” ACH Rate)	ACH Rate Shares Capable of Vesting
less than 1%	0
1%	50% of Target
2%	100% of Target
3% or greater	150% of Target

The grant date target dollar value of the ACH Rate performance-based shares is shown in the table on page 35, above. The number of ACH Rate performance-based shares that can be potentially granted at the threshold, target and maximum levels is determined by dividing the threshold (50% of target value), target and maximum (150% of target value) ACH Rate performance-based share dollar values by the closing price of our common stock on April 1, 2010 ($56.99), as follows:

	Potential Number of ACH Rate Shares
	Threshold	Target	Maximum
William F. Borne	4,935	9,870	14,805
Michael D. Snow	2,171	4,343	6,514
Dale E. Redman	1,678	3,356	5,034
T.A. “Tim” Barfield, Jr.	1,974	3,948	5,922
Jeffrey D. Jeter	329	658	987

If the ACH Rate reduction percentage falls between the threshold and target levels or between the target and maximum levels, the number of shares granted will be adjusted pro-rata on the Determination Date. Performance below the threshold level will result in no ACH Rate performance-based shares being granted on the Determination Date.

The ACH Rate performance-based shares are subject to additional time-based vesting requirements and will vest on April 1, 2012, provided that the recipient has been continuously employed by the Company as of each such vesting date.

The Committee intends to provide long-term incentive compensation opportunities for our Named Executive Officers in fiscal year 2011 in a program that subjects a portion of the long-term incentive grant to solely time-based vesting conditions and a portion of the long-term incentive grant to both performance-based and time-based vesting conditions.

Benefits

Our executive officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid Company holidays. In a few limited circumstances, the Company provides other benefits to our executive officers, as detailed in the tables following this CD&A.

We maintain an aircraft to efficiently transport our employees to our multiple operating locations, many of which are not accessible via direct flight from our corporate headquarters in Baton Rouge, Louisiana. Company employees are generally not permitted to use the corporate aircraft for non-business activities. However, to the extent that the aircraft is being used for a business-related trip and there are open seats on the aircraft, we do permit the spouses of our executive officers to travel on the aircraft.

All of our executive officers were eligible to participate in our Executive Deferred Compensation Plan in 2010. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his base salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees, including our Named Executive Officers, are eligible to participate in the plan (approximately 100 employees, based on job title). At the discretion of the Compensation Committee, we may make contributions to the plan on behalf of executive officer participants. No such discretionary contributions were made in 2010.

Stock Ownership

One of the stated Core Beliefs of our Company (as distributed to all employees upon hire) is to “Encourage all Amedisys employees to be stockholders.” All of our executive officers are informally encouraged to follow this Core Belief as an example to other employees and to align their interests with the interests of our stockholders. In furtherance of this objective, certain of our executive officers participate in our Employee Stock Purchase Plan. Eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors and our Chief Executive Officer. In an effort to more closely align their interests with those of our stockholders:

•	Each non-employee (independent) director shall own Company shares with a fair market value equal to at least three times their base annual cash retainer

•	The Chief Executive Officer shall own Company shares with a fair market value equal to at least three times his base salary

A person holding one of the titles listed above shall have five years from the date that they are elected or appointed (as applicable) to the position (or five years from the initial effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements. The initial five-year measurement period has not yet been completed, as our Corporate Governance Guidelines were adopted in April 2009.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of base salary or annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Equity Grant Practices

Annual incentive compensation is generally awarded, both to our Named Executive Officers and to other eligible employees, on April 1. All Committee decisions regarding annual incentive compensation are generally made concurrently with the filing of our Annual Report on Form 10-K for the previous fiscal year.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to our executive officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards under those plans, other than certain time-based vesting Shares and nonvested stock, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our executive officers consistent with our compensation philosophy for each compensation element.

Our 2008 Omnibus Incentive Compensation Plan provides for qualifying performance-based compensation, including annual bonuses. The Plan allows us flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our stockholders, whether they are denominated in cash or stock.

Employment Agreements

Severance and “Claw-Back” Provisions—Executive Employment Agreements

The employment agreements for our Named Executive Officers contain provisions entitling each of them to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of our Company and our stockholders without undue concern for their personal job security.

In return for severance benefits, our Named Executive Officers are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in their agreements. If there is a breach of these covenants (each, a “Forfeiture Event”), we are no longer obligated to make any severance payments otherwise due to them, and all unexercised stock options, nonvested stock and other nonvested equity awards are forfeited effective as of the date of the Forfeiture Event. Additionally, in the event of a breach, each agreement contains a “claw-back” provision obligating them to repay the Company any “award gain” (as defined below) realized during the six-month period prior to the occurrence of the Forfeiture Event (or, if the breach occurs after the Named Executive Officer ceases to be employed by the Company, the date of termination of their employment) and for a period of time following such date (24 months for Mr. Borne and 18 months for Messrs. Snow, Redman Barfield and Jeter). As defined in the employment agreements, “award gain” means:

•

in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date; and

•

in respect of any other settlement of any other cash bonus or equity award granted to the Named Executive Officer, the fair market value of the cash or stock paid or payable to the Named Executive Officer (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than a cash award or equity award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Named Executive Officer to us as a condition of or in connection with such settlement.

The Compensation Committee believes that these forfeiture provisions provide assurance that our business interests will be appropriately protected upon the termination of employment of a Named Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis with management, as required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2011 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Ronald A. LaBorde

Jake L. Netterville

Peter F. Ricchiuti

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2010:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee,

•	no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries,

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2010 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2010, 2009 and 2008. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
William F. Borne	2010	$750,000	$—	$1,412,497	$—	$23,201	$2,185,698
Chief Executive Officer (PEO)		(4)				(3)
	2009	750,000	—	1,366,101	1,072,500	58,423	3,247,024
	2008	723,077	—	2,497,388	1,125,000	35,725	4,381,190

Dale E. Redman	2010	425,000	—	471,250	—	23,103	919,353
Chief Financial Officer (PFO)						(5)
	2009	411,538	—	464,478	455,813	20,765	1,352,594
	2008	354,808	—	618,064	281,250	17,474	1,271,596

Michael D. Snow	2010	461,154	—	577,480	—	38,869	1,077,503
Chief Operating Officer						(6)

T.A. Barfield, Jr.	2010	471,154	—	524,992	—	10,350	1,006,496
Chief Development Officer						(7)

Jeffrey D. Jeter	2010	239,231	—	87,479	—	9,457	336,167
Chief Compliance Officer						(8)
	2009	201,923	—	76,515	150,150	6,945	435,533
	2008	173,269	—	169,358	135,000	9,150	486,777

(1)

The values for stock in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended December 31, 2010, 2009 and 2008 pursuant to our 2008 Omnibus Incentive Compensation Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2010, which were included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011.

(2)	The amounts in this column reflect the amounts earned under the annual performance-based non-equity incentive compensation plan for the applicable year.
(3)

This amount consists of $6,900 in costs attributable to life insurance premiums paid by us on Mr. Borne’s behalf where we are not the beneficiary, $2,876 in costs attributable to personal use of a Company-provided automobile, $2,400 in costs attributable to Company-paid tax preparation fees for Mr. Borne, and $11,025 for employer-paid contributions to Mr. Borne pursuant to our 401(k) Benefit Plan. The amount attributable to life insurance premiums includes payments of policy premiums that were paid in 2010.

(4)	Mr. Borne elected to defer $7,500 of this amount in 2010 under our Nonqualified Deferred Compensation Plan.
(5)

This amount consists of $11,025 for employer-paid contributions to Mr. Redman pursuant to our 401(k) Benefit Plan and $12,078 in costs attributable to life insurance premiums paid by us on Mr. Redman’s behalf where we are not the beneficiary.

(6)

This amount consists of $10,058 for employer-paid contributions to Mr. Snow pursuant to our 401(k) Benefit Plan and $1,042 in costs attributable to life insurance premiums paid by us on Mr. Snow’s behalf where we are not the beneficiary, $2,769 for stipend payments and $25,000 paid by us for Mr. Snow’s relocation from Alabama to the Baton Rouge, Louisiana metropolitan area.

(7)

This amount consists of $9,952 for employer-paid contributions to Mr. Barfield pursuant to our 401(k) Benefit Plan and $398 in costs attributable to life insurance premiums paid by us on Mr. Barfield’s behalf where we are not the beneficiary.

(8)

This amount consists of $8,574 for employer-paid contributions to Mr. Jeter pursuant to our 401(k) Benefit Plan and $883 in costs attributable to life insurance premiums paid by us on Mr. Jeter’s behalf where we are not the beneficiary.

2010 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2010 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis,” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Borne
Time-Vesting Only Restricted Stock(5)	4/1/2010	—	—	—	—	—	—	14,915	$850,006
Performance-Based Vesting Restricted Stock (EPS Shares and ACH Rate Shares)(5)	4/1/2010	—	—	—	9,870	19,740	29,610	—	562,491
2010 Short Term (Cash Bonus) Incentive Plan	—	375,000	750,000	1,125,000	—	—	—	—	—

Dale E. Redman
Time-Vesting Only Restricted Stock(5)	4/1/2010	—	—	—	—	—	—	4,913	279,992
Performance-Based Vesting Restricted Stock (EPS Shares and ACH Rate Shares)(5)	4/1/2010	—	—	—	3,356	6,712	10,068	—	191,258
2010 Short Term (Cash Bonus) Incentive Plan	—	159,375	318,750	478,125	—	—	—	—	—

Michael D. Snow
Time-Vesting Only Restricted Stock(5)	4/1/2010	—	—	—	—	—	—	5,790	329,972
Performance-Based Vesting Restricted Stock (EPS Shares and ACH Rate Shares)(5)	4/1/2010	—	—	—	4,343	8,686	13,028	—	247,508
2010 Short Term (Cash Bonus) Incentive Plan	—	206,250	412,500	618,750	—	—	—	—	—

T.A. Barfield, Jr.
Time-Vesting Only Restricted Stock(5)	4/1/2010	—	—	—	—	—	—	5,264	299,995
Performance-Based Vesting Restricted Stock (EPS Shares and ACH Rate Shares)(5)	4/1/2010	—	—	—	3,948	7,896	11,844	—	224,997
2010 Short Term (Cash Bonus) Incentive Plan	—	187,500	375,000	562,500	—	—	—	—	—

Jeffrey D. Jeter
Time-Vesting Only Restricted Stock(5)	4/1/2010	—	—	—	—	—	—	877	49,980
Performance-Based Vesting Restricted Stock (EPS Shares and ACH Rate Shares)(5)	4/1/2010	—	—	—	658	1,316	1,974	—	37,499
2010 Short Term (Cash Bonus) Incentive Plan	—	62,500	125,000	187,500	—	—	—	—	—

(1)

The amounts shown in these columns reflect estimated future payouts during fiscal year 2010 under our 2010 short-term (cash bonus) incentive plan. The “threshold,” “target” and “maximum” amounts were linked to identified earnings per share (EPS) levels. As of the date of this Proxy Statement, it was possible to determine whether the “threshold” EPS level had been met. Actual 2010 EPS was $3.95, which was below the “threshold” EPS level of $5.40. Therefore, none of our Named Executive Officers actually received a cash bonus for fiscal year 2010.

(2)

The amounts shown in these columns reflect future payouts as of December 31, 2010 of performance-based restricted stock with performance conditions set by the Compensation Committee pursuant to our 2010 Long-Term (Equity-Based) Incentive Plan. Please refer to the description of the “EPS Shares” and the “ACH Rate Shares” under the heading “Restricted Stock Grants” in the “Compensation Discussion and Analysis” section, above, for additional information regarding the performance conditions. The award stipulates that the performance condition determination date for the EPS Shares will be after the filing of the Company’s 2010 Form 10-K and prior to April 1, 2011, and the performance condition determination date for the ACH Rate Shares will be after the filing of the Company’s Form 2011 Form 10-K and prior to April 1, 2012. As of the date of this Proxy Statement, it was possible to determine whether the minimum performance conditions for the EPS Shares had been met. Thus, as of the date that the Company filed its 2010 Form 10-K (February 22, 2011), each of our Named Executive Officers forfeited the right to receive any EPS Shares (representing 50% of the number of shares listed under the each of the “Threshold,” “Target” and “Maximum” columns under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table, above). The ACH Rate Share award is also subject to an additional time-based vesting condition; any ACH Rate Shares earned as of the date that the Company files its 2011 Form 10-K will vest 100% on April 1, 2012.

(3)

The amounts shown in this column reflect the number of shares of time-vesting only restricted stock granted to each of our Named Executive Officers pursuant to our 2010 Long-Term (Equity-Based) Incentive Plan on April 1, 2010. The shares vest ratably in one-third increments on April 1, 2011, April 1, 2012 and April 1, 2013, provided that the awardee is continuously employed by the Company on each such date. Included in this column were are an additional 1,755 shares of nonvested stock granted to Mr. Borne on April 1, 2010 and an additional 439 shares of nonvested stock granted to Mr. Redman on April 1, 2010 outside the terms of our 2010 Long-Term (Equity-Based) Incentive Plan. The additional shares granted to Mr. Borne and Mr. Redman vest ratably in one-third increments on April 1, 2011, 2012 and 2013, provided that the awardee is continuously employed by the Company through each such date.

(4)

The amounts shown in this column reflect the “grant date fair value” of the nonvested stock awards granted to each of our Named Executive Officers during fiscal year 2010. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2010, as included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011.

(5)

Dividends paid with respect to restricted stock paid in (a) cash or (b) property other than the Company's Common Stock or rights to acquire Company Common Stock shall be paid to the restricted stock award recipient in a similar manner as to holders of our Common Stock. Dividends paid in (y) Company Common Stock or (z) rights to acquire Company Common Stock shall be added to and become a part of the original restricted stock award, subject to any additional performance-based or time-based vesting conditions stated therein.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2010 for our Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
William F. Borne	62,101	$24.39	12/31/2014	—	—	—	—
				74,857	$2,507,710	9,870	$330,645
Dale E. Redman	—	—	—	29,423	985,671	3,356	112,426
Michael D. Snow	—	—	—	20,790	696,465	4,343	145,491
T.A. Barfield, Jr.	—	—	—	20,264	678,844	3,948	132,258
Jeffrey D. Jeter	6,667	$5.40	4/30/2011	5,911	198,019	658	22,043
	1,334	$4.05	1/2/2013	—	—	—	—
	1,000	$13.58	2/25/2014	—	—	—	—

(1)	The contractual term of each grant of stock option awards is a ten-year period.
(2)	Market value is based on the closing price on December 31, 2010 of $33.50.
(3)

The amounts in this column include shares of performance-based restricted stock that were granted in 2010 to each Named Executive Officer. Please refer to the description of the “EPS Shares” and the “ACH Rate Shares” under the heading “Restricted Stock Grants” in the “Compensation Discussion and Analysis” section, above. As of December 30, 2010, the minimum performance conditions for the EPS shares had not been met. As such, this column reports only the ACH Rate Shares, based upon the “target” payout. The number of ACH Rate Shares earned by each Named Executive Officer will not be determinable until the date that the Company files its 2011 Form 10-K. The actual number of ACH Rate Shares earned are subject to additional time-based vesting conditions, and will vest 100% on April 1, 2012.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

This table below summarizes the vesting schedule for all outstanding unvested equity awards held by our Named Executive Officers as of December 31, 2010.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
William F. Borne	2,100		100% on 4/1/2011
	13,160		33% on each of 4/1/2011, 2012 and 2013
	1,755		33% on each of 4/1/2011, 2012 and 2013
	3,209		100% on 5/23/2011
	4,834		100% on 4/1/2011
	9,065		100% on 4/1/2011
	22,485		50% on each of 4/1/2011 and 4/1/2012
	18,249		50% on each of 4/1/2011 and 4/1/2012
	9,870	(1)	100% on 4/1/2012

Dale E. Redman	6,700		49% on 2/21/2011 and 51% on 2/21/2012
	485		100% on 4/1/2011
	4,474		33% on each of 4/1/2011, 2012 and 2013
	439		33% on each of 4/1/2011, 2012 and 2013
	1,209		100% on 4/1/2011
	2,266		100% on 4/1/2011
	7,645		50% on each of 4/1/2011 and 4/1/2012
	6,205		50% on each of 4/1/2011 and 4/1/2012
	3,356	(1)	100% on 4/1/2012

Michael D. Snow	15,000		33% on each of 2/22/2011, 2012 and 2013
	5,790		33% on each of 4/1/2011, 2012 and 2013
	4,343	(1)	100% on 4/1/2012

T.A. Barfield, Jr.	15,000		33% on each of 1/11/2011, 2012 and 2013
	5,264		33% on each of 4/1/2011, 2012 and 2013
	3,948	(1)	100% on 4/1/2012

Jeffrey D. Jeter	1,667		49% on 5/23/2011 and 51% on 5/23/2012
	251		100% on 4/1/2011
	877		33% on each of 4/1/2011, 2012 and 2013
	290		100% on 4/1/2011
	544		100% on 4/1/2011
	1,022		50% on each of 4/1/2011 and 4/1/2012
	1,260		50% on each of 4/1/2011 and 4/1/2012
	658	(1)	100% on 4/1/2012

(1)

These are shares of restricted stock subject to additional performance-based vesting conditions. Please refer to the description of the “EPS Shares” and the “ACH Rate Shares” under the heading “Restricted Stock Grants” in the “Compensation Discussion and Analysis” section, above. As of December 30, 2010, the minimum performance conditions for the EPS Shares had not been met. As such, this table reports only the ACH Rate Shares, based upon the “target” payout. The number of ACH Rate Shares earned by each Named Executive Officer will not be determinable until the date that the Company files its 2011 Form 10-K. The actual number of ACH Rate Shares earned are subject to additional time-based vesting conditions, and will vest 100% on April 1, 2012.

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options by our Named Executive Officers during the year ended December 31, 2010 and the vesting during the year ended December 31, 2010 of nonvested stock held by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William F. Borne	12,500	532,210	11,224	$639,656
Dale E. Redman	—	—	6,886	403,686
Michael D. Snow	—	—	—	—
T.A. Barfield, Jr.	—	—	—	—
Jeffrey D. Jeter	—	—	1,581	82,861

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multipled by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting multipled by the number of shares acquired on vesting.

2010 NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Named Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2010, and the account balances on December 31, 2010.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
William F. Borne	$7,500	$(126,507)	$2,022,482
(1)
Dale E. Redman	—	—	—
Michael D. Snow	—	—	—
T.A. Barfield, Jr.	—	—	—
Jeffrey D. Jeter	—	—	—

(1)

The amount in this column represents $2,442,256 of salary or bonus that has been contributed by Mr. Borne to the plan and was noted in the Summary Compensation Tables in current and prior year proxy statements.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Named Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specified future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our common stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation as a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENT PROVISIONS: POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a description of the termination and change-in-control payment provisions included in our Named Executive Officers’ respective employment agreements. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the applicable employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to our Named Executive Officers.

Certain Definitions

The following definitions appear in the (i) the respective Amended and Restated Employment Agreements by and among the Company, Amedisys Holding, L.L.C. and each of William F. Borne, Dale E. Redman and Jeffrey D. Jeter, each dated January 3, 2011, (ii) the Employment Agreement by and among the Company, Amedisys Holding, L.L.C. and Michael D. Snow, dated January 4, 2010, as amended by the First Amendment thereto dated January 22, 2010 and the Second Amendment thereto dated January 3, 2011, and (iv) the Employment Agreement by and among the Company, Amedisys Holding, L.L.C. and T.A. “Tim” Barfield, Jr., as amended by the First Amendment thereto dated January 3, 2011:

“Cause” is defined to include, among other things, willful gross neglect or misconduct, violation of our code of conduct, breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” for voluntary resignation is defined as the occurrence of any of the following circumstances without the executive’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence and such notice is delivered to us within ninety days of the occurrence: (i) a material reduction in the executive’s base salary (other than in connection with a proportionate reduction in the base salaries of all similarly-situated senior level executive employees), (ii) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana, (iii) a material diminution of the executive’s authority, responsibilities or duties, or (iv) any material breach of the executive’s employment agreement caused by us. In addition, if there is Good Reason to resign, the resignation must occur within 150 days of the existence of the condition.

“Change in Control” is defined as (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of our Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of a sale or disposition of all or substantially all of our consolidated assets (other than a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1984.

“Earliest Payment Date” means (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that the individual’s release of claims in accordance with the employment agreement becomes irrevocable.

“Retirement” shall mean the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.

Amended and Restated Employment Agreement with Mr. Borne

Pursuant to his Amended and Restated Employment Agreement (the “Agreement”) with us, Mr. Borne has agreed to serve as our Chief Executive Officer, with such duties and responsibilities as are customary for the chief executive officers of corporations of a similar size and businesses as ours and other specified duties. The term of the Agreement runs until December 31, 2013. Upon expiration of the term of the Agreement, Mr. Borne’s employment will continue on an “at will” basis; provided that if Mr. Borne is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if he were terminated without Cause or resigned for Good Reason prior to a Change in Control during the term of the Agreement (regardless of whether such termination or resignation during the “at will” employment period occurred before or after a Change in Control).

The Agreement contemplates that the parties will negotiate an amendment to the Agreement prior to the end of each calendar year, extending the term of employment for an additional year. During the course of each negotiation, which is slated to occur annually in October, the parties shall discuss Mr. Borne’s performance and may also discuss additional proposed modifications of the Agreement, with a view toward concluding such discussions, and, assuming they actually come to agreement, entering into an amendment to the Agreement prior to the end of the calendar year. However, neither party is legally obligated to actually enter into any such amendment, and any such amendment must be approved by the Compensation Committee (the “Committee”) and/or the Board.

Under the terms of the Agreement, Mr. Borne, among other things, is entitled to:

(1)	an annual base salary of not less than $750,000, subject to annual review for increase (but not decrease) by the Committee;

(2)	participate in our annual (cash bonus) incentive plan, with target and maximum award opportunities approved from year to year by the Board and/or the Committee;

(3)	be eligible for annual equity (long-term incentive) awards in the form of shares of restricted and/or non-vested Company common stock and/or securities exercisable for or convertible into shares of Company common stock (provided that no greater than 60% of the target value of any such long-term incentive award shall be subject to performance based, as opposed to tenure-based, vesting conditions, as established by the Board and/or the Committee);

(4)	participate, consistent with his rank and position, in our other compensation, pension, welfare and benefit plans and programs as are made available to the our senior level executives or to its employees in general, including deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility;

(5)	reimbursement of reasonable business expenses;

(6)	payment of (or reimbursement for the payment of) the premium of a whole life insurance policy on the life of Mr. Borne, under which he shall be the owner and have the right to designate the beneficiaries, with premiums not exceeding $25,000 per year; and

(7)	use of an automobile, and reimbursement of all maintenance, insurance and gas expenses; Mr. Borne shall be entitled to a new automobile no less often than every two years. Mr. Borne will receive title to the automobile if his employment is terminated without Cause or with Good Reason.

Until the expiration of the term of the Agreement, we have agreed to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. Borne to our Board of Directors and to the Board’s Executive Committee, if one is constituted. If, at any time during the term of the Agreement, Mr. Borne is not elected to and serving on our Board of Directors (or Executive Committee of the Board, if one is constituted), Mr. Borne is entitled to terminate the Agreement and would be entitled to the remedies provided for a termination without Cause prior to a Change in Control, which are described below.

In the event Mr. Borne’s employment is terminated due to his death, Disability (as defined in the Agreement) or Retirement, Mr. Borne or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Borne as of the date of death, Disability or retirement will immediately vest at the “target” level (provided, however, that in the case of Mr. Borne’s retirement, awards which are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and for which performance standards have not been met will not be subject to accelerated vesting).

If Mr. Borne is terminated for Cause or if Mr. Borne voluntarily resigns without Good Reason (prior to a Change in Control), he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following amounts (paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement): (a) unpaid base salary through the date of termination, and (b) incentive awards earned in the prior year, but not yet paid.

If Mr. Borne is terminated without Cause or resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his dependents who are entitled to continuation coverage under Federal tax rules (or a monthly payment equal to our monthly subsidy for such group health plan coverage) for a period of time beginning with the calendar month that immediately follows the Earliest Payment Date and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer; and

(4)	an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 24 months beginning with the calendar month that immediately follows the Earliest Payment Date.

In the event that (x) Mr. Borne’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control) or (y) Mr. Borne voluntarily terminates his employment on his own initiative on or after 275 days (but no later than 305 days) following a Change in Control, in either case of (x) or (y), Mr. Borne shall be entitled to any benefits earned in accordance with the applicable plans of the Company and the following:

(1)	unpaid base salary through the date of termination paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(2)	unpaid incentive awards earned in the prior year, paid in accordance with Federal tax rules and regulations and within the deadlines described in the Agreement;

(3)	continued participation in our group health plans for him and his dependents who are entitled to continuation coverage under Federal tax rules (or a monthly payment equal to our monthly subsidy for such group health plan coverage) for a period of time beginning with the calendar month that immediately follows the Earliest Payment Date and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer;

(4)	an amount equal to three times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $750,000, which amount will be paid in a lump sum following termination; and

(5)	immediate vesting (at the “target” level) of all unvested equity awards held by Mr. Borne as of the date of the Change in Control.

Mr. Borne may request that we or any successor entity to us provide financial security for payments required by the occurrence of a Change in Control. In the event any excise tax is imposed on any payments received under the Agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, then such payments shall either be (i) delivered in full pursuant to the terms of the Agreement or (ii) delivered to such lesser extent as results in no portion of the payments being subject to the excise tax. The determination of whether the payments shall be delivered in full or decreased shall be made by us on the basis of which event results in the receipt by Mr. Borne of the greater net after-tax benefit, determined by reducing the present value (as determined in accordance with Section 280G of the Code) of the payments by all applicable federal, state and local taxes and the excise tax. If there is a reduction in the payments, the Agreement specifies the order in which this must be accomplished.

Mr. Borne is subject to certain restrictive covenants, including prohibitions against competition and solicitation, for 24 months following his termination. He is also subject to a standstill provision, which prevents him from acquiring any Company securities or seeking to effect a Change in Control the Company (or assisting or working with others to effect a Change in Control of the Company) for a period of 24 months following his termination.

Both Mr. Borne and the Company are subject to arbitration for resolution of disputes arising out of the Agreement. Mr. Borne also has certain indemnity rights as described in the Agreement.

Employment Agreement with Mr. Snow

Pursuant to his Employment Agreement (as referred to below, the “Agreement”) with us, as amended, Mr. Snow has agreed to serve as our Chief Operating Officer, with such duties and responsibilities as are customary for the chief operating officer of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. Snow’s Agreement runs until December 31, 2013. Under the terms of the Agreement, Mr. Snow is entitled to an annual base salary of no less than $550,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Snow’s Agreement are substantially the same as Mr. Borne’s Agreement (as described above), except that:

(1)	Mr. Snow is not entitled to the following benefits provided to Mr. Borne under his Agreement: (i) whole life insurance policy premium payments; (ii) use of an automobile, and reimbursement of all maintenance, insurance and gas expenses associated therewith and (iii) the right to voluntarily terminate his employment on his own initiative on or after 275 days (but no later than 305 days) following a Change in Control, and receive the same benefits as if he were terminated without Cause or if he resigned with Good Reason following a Change in Control;

(2)	If Mr. Snow is terminated without Cause or Resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times (as opposed to two times) the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $412,500 which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 (as opposed to 24) months beginning with the calendar month that immediately follows the Earliest Payment Date.

(3)	If Mr. Snow is terminated without Cause or Resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two (as opposed to three) times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $412,500, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control;

(4)	Mr. Snow has no rights in respect of membership on our Board of Directors or the Board’s Executive Committee; and

(5)	Mr. Snow is subject to the various restrictive covenants under the Agreement for a period of 18 months (as opposed to 24 months) following termination.

Contemporaneously with the execution of his Agreement, we paid Mr. Snow a $25,000 bonus to be used in his discretion for miscellaneous expenses associated with his relocation to a temporary residence in the Baton Rouge, Louisiana area. For a period to not exceed the earlier to occur of the first anniversary of the effective date of his employment or the date that Mr. Snow purchases a residence in the Baton Rouge, Louisiana area, we agreed to provide a $1,000 monthly temporary housing allowance to Mr. Snow. We also agreed to reimburse Mr. Snow for his reasonable expenses related to the relocation of his household goods to his new home in Baton Rouge. Finally, we also agreed to reimburse Mr. Snow for realtor fees associated with the sale of his current primary residence up to a maximum of 5% of the selling price.

Amended and Restated Employment Agreement with Mr. Redman

Pursuant to his Amended and Restated Employment Agreement (as referred to below, the “Agreement”) with us, Mr. Redman has agreed to serve as our Chief Financial Officer, with such duties and responsibilities as are customary for the chief financial officer of corporations of a similar size and business as ours and other specified duties. The term of Mr. Redman’s Agreement runs until December 31, 2013. Under the terms of the Agreement, Mr. Redman is entitled to an annual base salary of no less than $425,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Redman’s Amended and Restated Employment Agreement are substantially the same as Mr. Snow’s Agreement (as described above), except that:

(1)

If Mr. Redman is terminated without Cause or Resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $318,750, which amount will be paid in substantially equal monthly installments in accordance with the our payroll practices for a period of 18 months (the “Severance Period”) beginning with the calendar month that immediately follows the Earliest Payment Date;

(2)

If Mr. Redman reaches the age of 65 during the Severance Period, the monthly installment payments described under (1), above, will cease after the monthly installment payment for the month that includes his 65th birthday, and he shall forfeit any remaining payments;

(3)	If Mr. Redman is terminated without Cause or Resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his actual prior year bonus or (y) $318,750, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(4)	Upon Mr. Redman’s Retirement, he will be entitled to receive an amount equal to the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $318,750 which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 12 months beginning with the calendar month that immediately follows the Earliest Payment Date.

Employment Agreement with Mr. Barfield

Pursuant to his Employment Agreement (as referred to below, the “Agreement”) with us, as amended, Mr. Barfield has agreed to serve as our Chief Development Officer, with such duties and responsibilities as are customary for the chief development officer of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. Barfield’s Agreement runs until December 31, 2013. Under the terms of the Agreement, Mr. Barfield is entitled to an annual base salary of no less than $500,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Barfield’s Agreement are substantially the same as Mr. Snow’s Agreement (as described above), except that:

(1)	If Mr. Barfield is terminated without Cause or Resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $375,000, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date.

(2)	If Mr. Barfield is terminated without Cause or Resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $375,000, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control; and

(3)	Mr. Barfield’s Agreement does not contain the provisions included in Mr. Snow’s agreement regarding a relocation bonus, a monthly temporary housing allowance, reimbursement for relocation expenses and reimbursement of realtor fees.

Amended and Restated Employment Agreement with Mr. Jeter

Pursuant to his Amended and Restated Employment Agreement (as referred to below, the “Agreement”) with us, Mr. Jeter has agreed to serve as our Chief Compliance Officer, with such duties and responsibilities as are customary for the chief compliance officer of corporations of a similar size and businesses as ours and other specified duties. The term of Mr. Jeter’s Agreement runs until December 31, 2013. Under the terms of the Agreement, Mr. Jeter is entitled to an annual base salary of no less than $250,000, subject to annual review for increase (but not decrease) by the Committee.

The other terms and provisions of Mr. Jeter’s Agreement are substantially the same as Mr. Barfield’s Agreement (as described above), except that:

(1)	If Mr. Jeter is terminated without Cause or Resigns with Good Reason, in both cases prior to a Change in Control, he will be entitled to receive an amount equal to one and one-half times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000, which amount will be paid in substantially equal monthly installments in accordance with our payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date; and

(2)	If Mr. Jeter is terminated without Cause or Resigns with Good Reason, in both cases within one year of a Change in Control (or he is terminated without Cause within 90 days prior to a Change in Control), he will be entitled to receive an amount equal to two (as opposed to three) times the sum of (A) his base salary and (B) the greater of (x) an amount equal to his prior year cash bonus or (y) $125,000, which amount will be paid in a lump sum following termination; he is also entitled to immediate vesting (at the “target” level) of all unvested equity awards held by him as of the date of the Change in Control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments to our Named Executive Officers upon: (i) a Change in Control (as such term is defined in their respective employment agreements) of the Company without termination, (ii) a termination without Cause (as such term is defined in their respective employment agreements) or a resignation with Good Reason (as such term is defined in their respective employment agreements) prior to a Change in Control, (iii) a termination without Cause or a resignation with Good Reason following a Change in Control, (iv) Retirement (as such term is defined in their respective employment agreements), (v) death or (vi) Disability (as such term is defined in their respective employment agreements). In preparing the table, we assumed the Change in Control event, employment termination event or resignation occurred on December 31, 2010, but that the ability to receive post-termination or Change in Control payments was governed by the respective employment agreements for our Named Executive Officers in effect as of the date of this Proxy Statement. See “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control,” above, for additional information. The closing price per share of our common stock on December 31, 2010 was $33.50.

Executive	Benefits (1)	Change in Control without Termination of Employment on 12/31/2010 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2010 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2010 following a Change in Control ($)(2)(3)	Permitted Retirement on 12/31/10 ($)(4)	Disability on 12/31/10 ($)	Death on 12/31/10 ($)
William F. Borne
	Base Severance Payment	$—	$3,000,000	$4,500,000	$—	$—	$—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	5,530,984	—	5,530,984	5,530,984
	Other(5)	—	91,546	91,546	—	—	—
	Total	—	3,091,546	10,122,530	—	5,530,984	5,530,984
Dale E. Redman
	Base Severance Payment	—	1,115,625	1,487,500	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	1,330,922	—	1,330,922	1,330,922
	Other	—	—	—	—	—	—
	Total	—	1,115,625	2,818,422	—	1,330,922	1,330,922
Michael D. Snow
	Base Severance Payment	—	1,143,750	1,925,000	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	841,956	—	841,956	841,956
	Other	—	—	—	—	—	—
	Total	—	1,143,750	2,766,956	—	841,956	841,956
T.A. Barfield, Jr.
	Base Severance Payment	—	1,312,500	1,750,000	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	811,102	—	811,102	811,102
	Other	—	—	—	—	—	—
	Total	—	1,312,500	2,561,102	—	811,102	811,102
Jeffrey D. Jeter
	Base Severance Payment	—	562,500	750,000	—	—	—
	Accelerated Vesting of Nonvested Stock or Restricted Stock Units	—	—	275,973	—	275,973	275,973
	Other	—	—	—	—	—	—
	Total	—	562,500	1,025,973	—	275,973	275,973

(1)	Upon termination of employment for any reason, in addition to any earned base severance payments listed in this table, each Named Executive Officer is entitled to unpaid base salary earned through the date of termination paid in a single lump sum within 15 days of termination. Each Named Executive Officer is also entitled any incentive awards earned as of December 31 of the prior year (but not yet paid) paid in a single lump sum within 15 days of termination; however, as of December 31, 2010, no earned incentive awards remained unpaid.
(2)	Mr. Borne would also be eligible to receive the payments described in this line if he voluntarily terminates his employment on or after 275 days (but no later than 305 days) following a Change in Control.
(3)	If employment is terminated without Cause within 90 days before a Change in Control, severance will be paid as if the termination were made following a Change in Control.
(4)	Based on their age and/or the number of years they have been continuously employed by us, none of our Named Executive Officers were eligible to “Retire” on December 31, 2010. As defined in their respective employment agreements, “Retirement” means the executive’s voluntary retirement from employment with us: (i) after the age of 55, provided that the executive has been employed by us continuously for at least ten years as of the date of retirement, (ii) after the age of 60, provided that the executive has been employed by us continuously for at least five years as of the date of retirement or (iii) as approved by our Board in its sole discretion.
(5)	Mr. Borne is entitled to (ii) the Blue book value of his Company car ($41,546), title to which would be transferred to him upon termination, and (ii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year

DIRECTOR COMPENSATION

During 2010, all non-employee directors received a monthly retainer of $5,500 and per diem attendance fees of $2,000 per each Board of Directors meeting and each committee meeting attended in person and $1,000 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, the attendee would receive one $2,000 fee covering both meetings.

During 2010, in addition to the other fees mentioned, (i) the Lead Director received an annual retainer of $50,000, paid monthly, (ii) the Chairman of the Audit Committee received an annual retainer of $20,000, paid monthly, (iii) the Chairman of the Compensation Committee received an annual retainer of $10,000, paid monthly, and (iv) the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $10,000, paid monthly. In addition, on July 1, 2010, each non-employee director received an equity grant valued at $125,000. The number of shares granted (3,178) was determined by dividing the total grant value by the closing price of the Company’s common stock on the date of grant ($39.34). All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by the Compensation Committee of our Board of Directors. The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Ronald A. LaBorde	$151,500	$125,023	$276,523
Jake L. Netterville	121,500	125,023	246,523
David R. Pitts	110,500	125,023	235,523
Peter F. Ricchiuti	97,500	125,023	222,523
Donald A. Washburn	111,500	125,023	236,523

(1)

William F. Borne, our Chief Executive Officer and Chairman of our Board of Directors is not included in the table above as he is an employee of the Company, and thus does not receive any additional compensation for the services that he provides as a Director. The compensation that Mr. Borne receives is included in the Summary Compensation Table.

(2)

The amounts shown in this column reflect the grant date fair value of nonvested stock awards granted to each of our Directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 8 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2011. As of December 31, 2010, each director listed above had 3,178 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2011. In addition, as of December 31, 2010, our directors had outstanding stock options, all of which are fully vested as follows: Mr. Laborde: 53,336 options outstanding; Mr. Netterville: 13,334 options outstanding; Mr. Pitts: 6,667 options outstanding; Mr. Ricchiuti: 32,786 options outstanding; and Mr. Washburn: 13,334 options outstanding.

CERTAIN TRANSACTIONS

Under our Code of Ethical Business Conduct, no director, officer or employee may have any business, financial, civic or professional interest outside the Company that in any way conflicts with that director’s, officer’s or employee’s ability to perform his or her duties at Amedisys with undivided loyalty, unless there is a review by our legal department and the express consent of our Chief Executive Officer, or, in the case of directors, review by and consent of a majority of the disinterested directors. In addition, in accordance with NASDAQ Marketplace Rule 5630, which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

No transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K have occurred since January 1, 2010.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee of our Board of Directors by complying with the eligibility, advance notice and other provisions of our Bylaws, which were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com.

Under our Bylaws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. In connection with the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”), to be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2012 Annual Meeting between close of business on February 10, 2012 and close of business on March 12, 2012, provided however, if and only if the 2012 Annual Meeting is not scheduled to be held between May 10, 2012 and August 8, 2012, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2012 Annual Meeting must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 29, 2011. The proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors or proposals properly brought pursuant to Rule 14a-8 of the Exchange Act, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2012 Annual Meeting between close of business on February 10, 2012 and close of business on March 12, 2012, provided however, if and only if the 2012 Annual Meeting is not scheduled to be held between May 10, 2011 and August 8, 2012, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting or (B) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Our Bylaws, as amended effective October 22, 2009, were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and are also available on our website at http://www.amedisys.com/corp_governance.cfm. The foregoing description is only a summary of the advance notice requirements of our Bylaws; please refer to the full text of our Bylaws for additional information.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials and notice. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials and notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials and notice, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone numbers.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne
Chairman and Chief Executive Officer

April 27, 2011

AMEDISYS, INC.

5959 S. SHERWOOD FOREST BLVD. BATON ROUGE, LA 70816

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 William F. Borne 02 Ronald A. LaBorde 03 Jake L. Netterville 04 David R. Pitts 05 Peter F. Ricchiuti

06 Donald A. Washburn

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011.

3 An advisory vote on the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s 2011 Proxy Statement (Say on Pay Vote).

For Against Abstain

The Board of Directors recommends you vote every 1 YEAR on the following proposal:

4	An advisory vote on the frequency (every 1 year, 2 years or 3 years) of future stockholder Say on Pay Votes.
1	year 2 years 3 years Abstain

NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, FOR THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”), EVERY 1 YEAR IN CONNECTION WITH THE PROPOSAL REGARDING AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER SAY ON PAY VOTES AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ALL OTHER MATTERS.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000107482_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

AMEDISYS, INC. Annual Meeting of Stockholders June 9, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES

SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Michael D. Snow the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana, on June 9, 2011 at 12:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000107482_2 R1.0.0.11699